Exhibit 4.50

NIO CHINA SERIES B INVESTMENT AGREEMENT

BY AND AMONG

HEFEI JIANHENG NEW ENERGY AUTOMOBILE INVESTMENT FUND PARTNERSHIP (LIMITED PARTNERSHIP)

CMG-SDIC CAPITAL MANAGEMENT CO., LTD.

ANHUI PROVINCIAL EMERGING INDUSTRY INVESTMENT CO., LTD.

NIO INC.

NIO NEXTEV LIMITED

NIO USER ENTERPRISE LIMITED

NIO POWER EXPRESS LIMITED

AND

NIO HOLDING CO., LTD.

Hefei, China

September, 2024

NIO Confidential

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATIONS	5
2	THE TRANSACTION	14
3	PAYMENT OF CAPITAL INCREASE PRICE	19
4	CONDITIONS PRCEDENT TO CLOSING	26
5	TRANSITIONAL PERIOD	28
6	REPRESENTATIONS AND WARRANTIES	30
7	INDEMNIFICATION UNDERTAKINGS	43
8	POST CLOSING OBLIGATION	45
9	TRANSACTION EXPENSES	48
10	CONFIDENTIALITY	48
11	FORCE MAJEURE	50
12	GOVERNING LAW AND DISPUTE RESOLUTION	50
13	EFFECTIVENESS, MODIFICATION AND TERMINATION	51
14	NOTICES AND DELIVERY	53
15	MISCELLANEOUS	54

Exhibit 1: Shareholding Structure of the Target Company before this Transaction

Exhibit 2: Shareholding Structure of the Target Company after the Completion of this Transaction

Exhibit 3: List of Intellectual Properties Held by NIO Parties or its Affiliates that Are Relevant to the Main Business of the Group Members

Exhibit 4: Disclosure Letter

Exhibit 5: List of the Core Management Team

Exhibit 6: List of Other Core Personnel of the Target Company and Other Group Members

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This NIO China Series B Investment Agreement (this “Agreement”) is made on September 30, 2024 (the “Execution Date”) by and among:

1.

Hefei Jianheng New Energy Automobile Investment Fund Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China (the “PRC”, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan), holding a business license with unified social credit code of 91340111MA2UU69EX8, and with its executive partner being Hefei Construction Investment Capital Management Co., Ltd., and registered office at Room 101, Area G, Intelligent Equipment Technology Park, No. 3963 Susong Road, Economic and Technological Development Area, Hefei City, Anhui Province (“Jianheng New Energy Fund”);

2.

CMG-SDIC Capital Management Co., Ltd., a limited liability company duly established and existing under the Laws of PRC, holding a business license with unified social credit code of 91130600MA094UG35F, and with its legal representative being GAO Guohua and registered office at North Dong Ao Wei Road, Luosa Street, Rongcheng County, Baoding city, Hebei province (“SDIC”, SDIC will designate the funds it manages as the investment entity for this Transaction);

3.

Anhui Provincial Emerging Industry Investment Co., Ltd., a limited liability company duly established and existing under the Laws of the PRC, holding a business license with unified social credit code of 9134000032543101X1, and with its legal representative being XU Xianlu and registered address at Room 301, Innovation Building, 860 Wangjiang West Road, High-tech District, Hefei City, Anhui Province (“Anhui High-tech Co.” and/or its designated investment entity, together with the SDIC and/or its designated investment entity and Jianheng New Energy Fund, the “Investors”);

4.

NIO Inc., a company duly organized and validly existing under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“NIO Group” or “NIO Inc.”);

5.

NIO Nextev Limited, a limited company duly organized and validly existing under the laws of Hong Kong, with company number of 2199750 and its registered address at 30th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong (“NIO HK”);

6.

NIO User Enterprise Limited, a limited company duly organized and validly existing under the laws of Hong Kong, with company number of 2487823 and its registered address at 30th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong (“UE HK”);

7.	NIO Power Express Limited, a limited company duly organized and validly existing under the laws of Hong Kong, with company number of 2472480 and its

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registered address at 30th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong (“PE HK”, together with NIO HK and UE HK,“NIO HK Holding Platforms”, and together with NIO Group,  the “NIO Parties”; NIO Parties, together with Anhui Provincial Sanzhong Yichuang Industry Development Fund Co., Ltd. (“Anhui Sanzhong Yichuang”), Anhui Jintong New Energy Automobile II Fund Partnership (Limited Partnership) (“New Energy Automobile Fund”), Advanced Manufacturing Industry Investment Fund II (Limited Partnership) (“Advanced Manufacturing Industry Fund”) and Jianheng New Energy Fund, the “Existing Shareholders”); and

8.

NIO Holding Co., Ltd., a limited liability company duly organized and validly existing under the laws of the PRC with its unified social credit code of 91340111 MA2RAD3M4R, with its legal representative being LI Bin and its registered address at Building F, Hengchuang Intelligent Science and Technology Park, No. 3963, Susong Road, Economic and Technological Development Zone, Hefei City, Anhui Province (the “NIO China”, “Target Company” or the “Company”).

The above parties are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.

The Target Company was established on November 28, 2017. The business scope of the Target Company is as follows: (1) Investment in the fields in which foreign investors are allowed by the state; (2) Provision of the following services to the enterprise it invests in as engaged by such investee in writing: (a) assisting or acting as agent for the enterprise it invests in to purchase, from both home and abroad, any machinery equipment and office equipment for such enterprise's own use, or any material, components and parts needed in manufacturing, and to sell the products manufactured by the enterprise it invests in at both home and abroad, and to provide after-sale service; (b) providing the enterprise it invests in with technological support and other services in the process of as manufacturing, sale and market development of product; (3) establishing scientific research and development center or department within the territory of the PRC to engage in the research and development of new products and high technologies, to transfer its research and development achievements, and to provide corresponding technical services; (4) providing its investors with consulting services, and to provide its affiliates with consulting services such as market information and investment policies in relation to its investment; (5) undertaking the outsourcing services of its parent company and affiliates; (6) providing technical development, technical services, technical transfer and technical consultation services for finished new-energy automobiles and the relevant parts thereof; wholesale and commission agent (excluding auction) of automobile parts; import and export of machinery equipment, automobile parts, goods and technologies; sale, lease, designated driving, repair and maintenance (limited to the operations by its branches) and after-sale service of automobiles; sale of automobile supplies and accessories,

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mechanical equipment, general merchandise, clothing accessories, toys, beverages, gifts and crafts, second-hand automobiles; operation of charging pile facilities; vehicle insurance agent; design, development, technical services and consultation of vehicle-mounted system and software; automobile exhibition activities and marketing; conference, exhibition and catering services; design, production, publication and agent of domestic advertisements; production and sale of food; and import and export of commodities and technologies of all kinds (excluding commodities or technology of which export or import is forbidden or is limited to certain corporation as required by the state) (Business items subject to approval in accordance with laws shall not be carried out unless approved by relevant authorities).

2.	The registered capital of the Target Company is RMB 6,428,815,699.3 as of the Execution Date hereof. The shareholding structure of the Target Company is as set forth in Exhibit 1 hereto.
3.

SDIC, Anhui High-tech Co., Hefei Construction Investment Holdings (Group) Co., Ltd. (“Hefei Construction Co.” or the “Hefei Investor”), the NIO Parties and the Company entered into an Investment Agreement in respect of NIO China (the “Series A Investment Agreement”) on April 29, 2020.

4.

SDIC, Advanced Manufacturing Industry Fund, Anhui High-tech Co., the Hefei Investor and other relevant parties, the NIO Parties and the Company entered into an Amendment and Supplementary Agreement to the Investment Agreement in respect of NIO China (the “Amendment and Supplementary Agreement I to the Investment Agreement”) on June 5, 2020. In accordance with the Amendment and Supplementary Agreement I to the Investment Agreement, Advanced Manufacturing Industry Fund designated by SDIC, New Energy Automobile Fund designated by Anhui High-tech Co., and Jianheng New Energy Fund designated by the Hefei Investor shall succeed to all or part of their respective rights and obligations under the Series A Investment Agreement.

5.

SDIC, Advanced Manufacturing Industry Fund, Anhui High-tech Co., New Energy Automobile Fund, the Hefei Investor, Jianheng New Energy Fund, Anhui Sanzhong Yichuang, the NIO Parties and the Company entered into an Amendment and Supplementary Agreement to the Investment Agreement in respect of NIO China (the “Amendment and Supplementary Agreement II to the Investment Agreement”) on June 18, 2020. In accordance with the Amendment and Supplementary Agreement II to the Investment Agreement, Anhui High-tech Co. designated Anhui Sanzhong Yichuang to succeed to part of its rights and obligations under the Series A Investment Agreement and the Amendment and Supplementary Agreement I to the Investment Agreement pursuant to the Amendment and Supplementary Agreement II to the Investment Agreement.

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6.

Jianheng New Energy Fund and NIO HK entered into an Equity Purchase Agreement on September 16, 2020, pursuant to which, NIO HK exercised its NIO Parties’ Redemption Right, to purchase RMB 437,062,937.06 of the registered capital of the Company from Jianheng New Energy Fund.

7.

The Company, the NIO Parties, Advanced Manufacturing Industry Fund, New Energy Automobile Fund, Anhui Sanzhong Yichuang, and Jianheng New Energy Fund entered into a Capital Increase Agreement on September 25, 2020, pursuant to which, NIO HK exercised its NIO Parties’ Capital Increase Right, to subscribe for RMB 742,153,846.15 of the Company’s increased registered capital.

8.

The Company, the NIO Parties, Advanced Manufacturing Industry Fund, New Energy Automobile Fund, Anhui Sanzhong Yichuang, and Jianheng New Energy Fund entered into a Capital Increase and Equity Transfer Agreement on January 26, 2021, pursuant to which, NIO HK shall purchase RMB 174,825,174.83 of the registered capital of the Company from Jianheng New Energy Fund, purchase RMB 17,482,517.48 of the registered capital of the Company from Advanced Manufacturing Industry Fund, and subscribe for RMB 349,650,349.65 of the Company’s increased registered capital.

9.

The Company, the NIO Parties, Advanced Manufacturing Industry Fund, New Energy Automobile Fund, Anhui Sanzhong Yichuang and Jianheng New Energy Fund entered into an Capital Increase and Equity Transfer Agreement on September 24, 2021, pursuant to which, NIO HK shall purchase RMB 87,412,587.41 of the registered capital of the Company from Anhui Sanzhong Yichuang and subscribe for RMB 262,237,762.24 of the Company’s increased registered capital at a subscription price of RMB 7,500,000,000 or equivalent in USD in cash.

10.

The NIO Parties and the Investors shall invest in the Target Company in accordance with the terms and conditions of this Agreement, and the other shareholders or relevant parties of the Target Company shall agree and warrant that the Target Company and its shareholders shall accept the investment by the NIO Parties and the Investors in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, based on the principles of equality and mutual benefit and through friendly consultation, the Parties agree to enter into this Agreement with respect to the Capital Increase in accordance with the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant PRC laws and regulations.

1DEFINITIONS AND INTERPRETATIONS

1.1	Unless otherwise specified in this Agreement, the following terms shall have the following meanings:

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Transaction / Capital Increase	means	the definition in Article 2.1.3 hereof
Events of Force Majeure	means	the definition in Article 11.1 hereof
Third Party Transaction	means	the definition in Article 5.4 of this Agreement
Affiliates	means

(i) with respect to any person (including a corporation, unincorporated entity or natural person), any other legal person, unincorporated entity or individual that directly or indirectly controls, is directly or indirectly controlled by, or is under common control with, such person; (ii) with respect to an individual, his spouse, child, brother, sister, parent, spouse’s parent, trustee of any trust in which such individual or an immediate family member of such individual is a beneficiary or discretionary object, or any entity or company controlled by such person. For the avoidance of doubt, each shareholder of the Company shall constitute an Affiliate of the Company. “Control” or “Under Control” means the possession of the power to direct or dominate the management and policies of another person directly or indirectly, whether through the ownership of voting rights, by contract or otherwise (whether exercised by itself or at the behest of another person) or any other relationship that in fact constitutes effective control.

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Qualified IPO	means

the Target Company’s direct or indirect public offering and listing on the  Shanghai/Shenzhen Stock Exchange or other overseas securities exchanges acceptable to all Parties, either by way of an initial public offering or a major asset restructuring with a listed company.

Investors	means	Jianheng New Energy Fund, SDIC and/or its designated investment entity and Anhui High-tech Co. and/or its designated investment entity.
Investors Capital Increase Price	means	the definition in Article 2.1.1.1 hereof
Jianheng New Energy Fund Capital Increase Price	means	the definition in Article 2.1.1.1 hereof
SDIC Capital Increase Price	means	the definition in Article 2.1.1.1 hereof
Anhui High-tech Co. Capital Increase Price	means	the definition in Article 2.1.1.1 hereof
NIO Parties Capital Increase Price	means	the definition in Article 2.1.2.1 hereof
NIO HK Capital Increase Price	means	the definition in Article 2.1.2.1 hereof
UE HK Capital Increase Price	means	the definition in Article 2.1.2.1 hereof
PE HK Capital Increase Price	means	the definition in Article 2.1.2.1 hereof
First Installment of Capital Increase Price	means	the definition in Article 3.1.1 hereof

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NIO Parties First Installment of Capital Increase Price	means	the definition in Article 3.1.1 hereof
Jianheng New Energy Fund First Installment of Capital Increase Price	means	the definition in Article 3.1.1 hereof
SDIC First Installment of Capital Increase Price	means	the definition in Article 3.1.1 hereof
Anhui High-tech Co. First Installment of Capital Increase Price	means	the definition in Article 3.1.1 hereof
Second Installment of Capital Increase Price	means	the definition in Article 3.1.2 hereof
NIO Parties Second Installment of Capital Increase Price	means	the definition in Article 3.1.2 hereof
Jianheng New Energy Fund Second Installment of Capital Increase Price	means	the definition in Article 3.1.2 hereof
SDIC Second Installment of Capital Increase Price	means	the definition in Article 3.1.2 hereof
Anhui High-tech Co. Second Installment of Capital Increase Price	means	the definition in Article 3.1.2 hereof
Grace Period	means	the definition in Article 3.2.1 hereof

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Capital Increase Price	means	the definition in Article 2.1.2.1 hereof
AMR Registration Completion Date	means	the definition in Article 3.5 hereof
Articles of Association	means	the definition in Article 2.5.1 hereof
Shareholders’ Agreement	means	the definition in Article 2.5.1 hereof
Transition Period	means	the definition in Article 5.1 hereof
Closing	means	the definition in Article 3.4 hereof
Closing Date	means	the definition in Article 3.4 hereof
Transaction Documents	means	the definition in Article 2.5.1 hereof
Due Diligence Documents	means	the definition in Article 6.1.24 hereof
Special Losses	means	the definition in Article 7.2 hereof
Changing Party	means	the definition in Article 14.3 hereof
NIO Overdue Party	means	the definition in Article 3.2.4 hereof
Target Company / Company	means	NIO Holding Co., Ltd.
Group Members	means

the Target Company and entities, legal persons and unincorporated organizations, currently or in the future, directly or indirectly controlled by the Target Company by mean of equity or contractual control

Core Group Members	means

the Target Company, NIO Energy Investment (Hubei) Co., Ltd., NIO Sales and Service Co., Ltd., NIO Co., Ltd., Wuhan NIO Energy Co., Ltd., NIO (Anhui) Co., Ltd., NIO Technology (Anhui) Co., Ltd., NIO Financial Leasing Co., Ltd., Anhui NIO Data Technology Co., Ltd. and Beijing NIO Network Technology Co., Ltd.

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Core Management Team	means	the senior management of the Target Company as listed in Exhibit 6
Execution Date	means	September 30, 2024
Existing Shareholders	means	NIO HK, PE HK, UE HK, Advanced Manufacturing Industry Fund, New Energy Automobile Fund, Anhui Sanzhong Yichuang and Jianheng New Energy Fund
RMB	means	Chinese Yuan
Material Agreements	means

any contract, agreement or other form of document or arrangement meeting any of the following requirements: (i) the contract amount exceeds RMB 300 million; (ii) the contract amount exceeds RMB 50 million and the nature of such contract is beyond the scope of the Main Businesses of the Company; (iii) the contract amount exceeds RMB 300 million or such contract is a binding strategic cooperation contract containing exclusive terms, non-competition terms or other provisions restricting the operation of the Main Businesses of the Group Members; (iv) any contract or agreement of any nature between the Group Members as one party and the Core Management Team as the other party who are in-service or resigned within twelve (12) months; (v) any contract, agreement or arrangement (other than those incurred due to daily business operations) in connection with the sale or purchase of assets by the Company with the contract amount exceeding RMB 300

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million; (vi) bonus, pension, retirement pension, share option, commercial insurance or similar agreements in connection with the Core Management Team; (vii) external investment contract, agreement, letter of intent or other arrangements in which the contract amount exceeds RMB 300 million; (viii) transfer and exclusive license agreement of the intellectual properties (regardless of whether the Group Members acts as the transferor, transferee, licensor or licensee); and (ix) other contracts which may have material effect on the assets and business of the Core Group Members.

Material Adverse Effect	means

with respect to (i) Group Members as a whole, or (ii) any of the Core Group Members, any circumstance as a result of which the Main Businesses is suspended and cannot be restored for more than one (1) month, or the Main Businesses is terminated, or the qualification, operation, financial conditions and other aspects of the Target Company are materially affected which is adverse to continuous and stable operation,  or otherwise would or could cause losses of more than RMB 100 million.

Principal Business	means

(i) Manufacturing, sale, purchase, after-sale repair and other supporting services of finished new-energy automobiles, supporting products for energy sources, parts, materials, components, machinery and equipment, as well

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as the technical development, technical services, technical transfer and technical consulting services relating thereto; (ii) Investing in accordance with the law in the fields in which foreign investment is allowed by the State; (iii) Import and export business of machinery equipment, automobile parts, goods and technologies; sale, lease, designated driving, repair and maintenance (limited to the operations by its branches) and after-sale service of automobiles; (iv) sale of automobile supplies and accessories, mechanical equipment, general merchandise, clothing accessories, toys, beverages, gifts and crafts, second-hand automobiles; (v) research and development, production, sale and operation of equipment and components relating to battery swap stations, charging piles and energy storage system; design, development, technical service and consulting of vehicle system and software; (vi) automobile exhibition activities and marketing planning; conference, exhibition, catering services, self-operation and agency of the import and export of various commodities and technologies, etc.

Balance Sheet Date	means	the definition in Article 6.1.5 of this Agreement
Authorities	means	within and outside the PRC, any international organization; national, state, provincial, local or other government; governmental, regulatory or

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administrative department, agency or commission or any court, tribunal or judicial or arbitration institution
AMR	means	the PRC State Administration for Market Regulation and its local counterparts
Series A Transaction Documents	means

Series A Investment Agreement, Amendment and Supplementary Agreement I to the Investment Agreement, Amendment and Supplementary Agreement II to the Investment Agreement and Series A Shareholders Agreement (As defined in the Shareholders Agreement, the same below), Amendment and Supplementary Agreement I to the Shareholders Agreement, Amendment and Supplementary Agreement II to the Shareholders Agreement, Amendment and Supplementary Agreement III to the Shareholders Agreement, Amendment and Supplementary Agreement IV to the Shareholders Agreement, Amendment and Supplementary Agreement V to the Shareholders Agreement, Amendment and Supplementary Agreement VI to the Shareholders Agreement, New Series A Shareholders Agreement

1.2	Headings to articles of this Agreement are included herein for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.
1.3	“Hereof”, “herein” and “hereunder” and other similar words refer to this Agreement as a whole instead of to any particular provision of this Agreement;

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references to any article are references to article of this Agreement, unless otherwise indicated.

1.4	“Include”, “includes” or “including” and similar words are not intended to be restrictive and shall be construed as if followed by the words “without limitation”.
1.5	All terms defined in this Agreement have the defined meanings herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.
1.6	“Written” and comparable terms refer to printing, typing or other means of visible reproduction, including electronic media.
1.7	Each of the terms “above” and “below” and similar terms is inclusive of the number concerned.
1.8	References to a person are also to its successors and permitted transferees.
1.9	References to any law, agreement, instrument or other document herein shall refer to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified.
1.10	Any reference to this Agreement or any other agreement shall be construed to include this Agreement or such other agreement as may be amended, modified, supplemented or novated.

2THE TRANSACTION

2.1	Transaction Arrangements
2.1.1	Investors Capital Increase
2.1.1.1

The Parties agree that the Investors shall invest RMB 3,300,000,000.00 (“Investors Capital Increase Price”)  to subscribe for RMB 471,446,484.61 newly increased registered capital of the Target Company, representing 5.66% of equity interests in the Target Company after the completion of this Transaction, among which:

(i)

Jianheng New Energy Fund shall subscribe for RMB 285,725,142.19 of the Target Company’s newly increased registered capital at a price of RMB 2,000,000,000.00 (the “Jianheng New Energy Fund Capital Increase Price”), representing 3.43% of equity interest in the Target Company after the completion of this Transaction;

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(ii)

SDIC and/or its designated investment entity shall subscribe for RMB 71,431,285.54 of the Target Company’s newly increased registered capital at a price of RMB 500,000,000.00 (the “SDIC Capital Increase Price”), representing 0.86% of equity interest in the Target Company after the completion of this Transaction;

(iii)

Anhui High-tech Co. and/or its designated investment entity shall subscribe for RMB 114,290,056.88 of the newly increased registered capital of the Target Company at a price of RMB 800,000,000.00 (the “Anhui High-tech Co. Capital Increase Price”), which represents 1.37% of equity interest in the Target Company after the completion of this Transaction.

2.1.1.2

Among the Investors Capital Increase Price, RMB 471,446,484.61 shall become the newly increased registered capital of the Target Company and RMB 2,828,553,515.39 shall be included as surplus in the capital reserves of the Target Company. Specifically:

Name of Investor	Capital Increase Price (RMB)	Corresponding Registered Capital (RMB)	Percentage of Equity Interests in the Target Company after Completion of the Transaction	Premium included as Surplus in the Capital Reserve (RMB)
Jianheng New Energy Fund	2,000,000,000.00	285,725,142.19	3.43%	1,714,274,857.81
SDIC and/or its designated investment entity	500,000,000.00	71,431,285.54	0.86%	428,568,714.46
Anhui High-tech Co. and/or its designated investment entity	800,000,000.00	114,290,056.88	1.37%	685,709,943.12
TOTAL	3,300,000,000.00	471,446,484.61	5.66%	2,828,553,515.39

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2.1.2	NIO Parties Capital Increase
(1)

The Parties agree that NIO Parties shall subscribe for RMB 1,428,625,710.96 of the newly increased registered capital of the Target Company at the price of RMB 10,000,000,000.00 (the “NIO Parties Capital Increase Price”, together with the Investors Capital Increase Price, the “Capital Increase Price”) in accordance with this Agreement, representing 17.15% of equity interest in the Target Company after the completion of this Transaction, among which:

(i)

NIO HK shall subscribe for RMB 1,112,116,715.97 of the Target Company’s newly increased registered capital at a price of RMB 7,784,521,218.12 (the “NIO HK Capital Increase Price”), representing 13.35% of equity interest in the Target Company after the completion of this Transaction;

(ii)

UE HK shall subscribe for RMB 302,074,951.52 of the newly increased registered capital of the Target Company at a price of RMB 2,114,444,316.66 (the “UE HK Capital Increase Price”), which represents 3.63% of equity interest in the Target Company after the completion of this Transaction;

(iii)

PE HK shall subscribe for RMB 14,434,043.47 of the Target Company’s newly increased registered capital at a price of RMB 101,034,465.21 (the “PE HK Capital Increase Price”), representing 0.17% of equity interest in the Target Company after the completion of this Transaction.

(2)

Among the NIO Parties Capital Increase Price, RMB 1,428,625,710.96 shall become the newly increased registered capital of the Target Company and RMB 8,571,374,289.04 shall be included as surplus in the capital reserves of the Target Company. Specifically:

Name of NIO Parties	Capital Increase Price (RMB)	Corresponding Registered Capital (RMB)	Percentage of Equity Interests in the Target Company after Completion of the Transaction	Premium included as Surplus in the Capital Reserve (RMB)
NIO HK	7,784,521,218.12	1,112,116,715.97	13.35%	6,672,404,502.15
UE HK	2,114,444,316.66	302,074,951.52	3.63%	1,812,369,365.15

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PE HK	101,034,465.21	14,434,043.47	0.17%	86,600,421.74
TOTAL	10,000,000,000.00	1,428,625,710.96	17.15%	8,571,374,289.04

2.1.3	This Transaction

In accordance with this Agreement, this Capital Increase by the Investors and the NIO Parties, this “Transaction” or “Capital Increase”).

2.1.4

The Parties agree that, the total value of the Target Company before this Transaction shall be RMB 45 billion, and the total value of the Target Company after this Transaction shall be RMB 58.3 billion.

2.1.5	Termination and Waiver

The Company and the NIO Parties undertake to procure the Existing Shareholders to waive the pre-emptive right relating to this Transaction available under applicable PRC laws, the Articles of Association, any previous agreements entered into among the direct/indirect shareholders of the Target Company.  The NIO Parties warrant that no third party or indirect shareholder shall have the pre-emptive right or any other prior or preemptive rights with respect to this Transaction.

2.2	Equity Structure of the Target Company after the Completion of this Transaction

As of the Closing Date (as defined below), the registered capital of the Target Company shall be RMB 8,328,887,894.87 The amount of subscribed registered capital of each shareholder of the Target Company and the shareholding percentage of the shareholders in the Target Company shall be as follows:

Name of Shareholder	Subscribed Capital Contribution (RMB)	Percentage of Subscribed Capital Contribution
NIO HK	5,721,972,155.78	68.70%
UE HK	1,554,211,385.12	18.66%
PE HK	74,264,862.35	0.89%
Jianheng New Energy Fund	547,962,904.43	6.58%
Advanced Manufacturing Industry Fund	157,342,657.35	1.89%
SDIC and/or its designated investment entity	71,431,285.54	0.86%
Anhui Sanzhong Yichuang	52,447,552.45	0.63%
New Energy Automobile Fund	34,965,034.97	0.42%

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Anhui High-tech Co. and/or its designated investment entity	114,290,056.88	1.37%
TOTAL	8,328,887,894.87	100.00%

2.3	Shareholders’ Rights
2.3.1

The capital reserves, accumulated undistributed profits and other matters of the Target Company on the Closing Date shall be enjoyed by the then existing shareholders of the Target Company in proportion to their paid-in capital contributions.

2.3.2

As from the Closing Date, all shareholders of the Target Company shall be entitled to the profits of the Target Company in proportion to their paid-in capital contributions in accordance with this Agreement, and bear the losses of the Target Company in proportion to their subscribed capital contributions in accordance with this Agreement.

2.3.3

As from the Closing Date, the equity interests obtained by the Investors in connection with this Transaction shall be entitled to various rights granted to the Investors by laws, regulations and the Transaction Documents. If any rights granted to the Investor under the Transaction Documents cannot be fully realized due to restrictions imposed by the  laws of the PRC, the NIO Parties, the Target Company and other Group Members shall adopt other methods permitted by the laws of the PRC to realize the rights and interests of the Investor under the Transaction Documents to the fullest extent.

2.4	Purpose of Increased Capital

Unless otherwise provided in the Transaction Documents or agreed upon by the Parties, the NIO Parties and the Target Company warrant that the Capital Increase Price under this Transaction shall be fully used for the development of the Main Businesses of the Target Company and other Group Members, including core technology, product research and development, production line upgradation, and capacity enhancement of new energy automobile industry. The Capital Increase Price shall not be possessed or used by the Affiliates of the Target Company, shall not be lent to the Affiliates of the Target Company or any other third parties for use, shall not be used for investment or shareholding of financial assets such as stocks or purchasing high-risk financial products and shall not be used to provide security in any form for the NIO Parties or other shareholders of the Target Company (if any) or any third party, except for the use of hedging instruments, such as derivatives and futures transactions, which are necessary to avoid the risks of fluctuations in foreign exchange rates and the prices of related products and raw materials based on the Target Company’s business

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characteristics and operational risk control considerations, rather than speculative transactions.

Without the prior written consent of the Investors,  no funding transaction shall exist between the Target Company and other Group Members, on one hand, and the NIO Parties or the Affiliates of the Target Company, on the other hand, other than those arising from related-party transactions approved by the internal competent authorities or persons of the Company.

2.5	Execution of Transaction Documents and Registration of Change
2.5.1

The Parties agree to enter into, in respect of this Transaction, on the date of this Agreement (i) the NIO China Shareholders Agreement (the “Shareholders Agreement”); (ii) the Articles of Association of NIO China; and (iii) other ancillary agreements, resolutions and other documents which are necessary for the completion of this Transaction or are executed upon request of the Investors (the above documents and this Agreement collectively referred to as the “Transaction Documents”).

2.5.2

The NIO Parties and the Target Company shall be responsible for completing the registration and filing formalities for this transaction with the AMR or other Authorities, for which the Investors shall provide necessary cooperation. The Parties agree to execute necessary and reasonable legal documents required by the AMR and other Authorities from time to time to cause the completion of the registration and/or filing procedures necessary for this Transaction as soon as practicable.

2.5.3

Matters that relate to this Transaction but are not mentioned in this Agreement and the Shareholders’ Agreement shall be governed by the Articles of Association and other Transaction Documents. In the event of any conflict or discrepancy between the Articles of Association (including the Articles of Association as amended from time to time and the Articles of Association after the change of the Target Company to a joint stock limited company as amended from time to time) and this Agreement or the Shareholders’ Agreement or in the absence of any specific provision in the Articles of Association, this Agreement and the Shareholders’ Agreement shall prevail.

3PAYMENT OF CAPITAL INCREASE PRICE

3.1	Payment of Capital Increase Price
3.1.1	Payment of First Installment of Capital Increase Price:
(1)	Within five (5) business days after all of the Closing conditions have been proved to be satisfied or waived or before November

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30, 2024 (whichever is later), NIO Parties shall pay 70% of NIO Parties Capital Increase Price (i.e. RMB 7,000,000,000.00, “NIO Parties First Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 1,000,037,997.67 shall be included in the registered capital of the Target Company and RMB 5,999,962,002.33 shall be included in the capital reserves of the Target Company;

(2)

Within five (5) business days after NIO Parties have fulfilled its obligation to pay the NIO Parties First Installment of Capital Increase Price under Article 3.1.1(1) hereof, Jianheng New Energy Fund shall pay 70% of Jianheng New Energy Fund Capital Increase Price (i.e. RMB 1,400,000,000.00, “Jianheng New Energy Fund First Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 200,007,599.53 shall be included in the registered capital of the Target Company and RMB 1,199,992,400.47 shall be included in the capital reserves of the Target Company;

(3)

Within five (5) business days after NIO Parties have fulfilled its obligation to pay the NIO Parties First Installment of Capital Increase Price under Article 3.1.1(1) hereof, SDIC and/or its designated investment entity shall pay 70% of SDIC Capital Increase Price (i.e. RMB 350,000,000.00, “SDIC First Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 50,001,899.89 shall be included in the registered capital of the Target Company and RMB 299,998,100.11 shall be included in the capital reserves of the Target Company;

(4)

Within five (5) business days after NIO Parties have fulfilled its obligation to pay the NIO Parties First Installment of Capital Increase Price under Article 3.1.1(1) hereof, Anhui High-tech Co. and/or its designated investment entity shall pay 70% of Anhui High-tech Co. Capital Increase Price (i.e. RMB 560,000,000.00, “Anhui High-tech Co. First Installment of Capital Increase Price”, together with NIO Parties First Installment of Capital Increase Price, Jianheng New Energy Fund First Installment of Capital Increase Price and SDIC First Installment of Capital Increase Price, the “First Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 80,003,039.82 shall be included in the registered capital of the Target Company and RMB 479,996,960.18 shall be included in the capital reserves of the Target Company.

3.1.2	Payment of the Second Installment of the Capital Increase Price:

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(1)

Before December 31, 2024, NIO Parties shall pay 30% of NIO Parties Capital Increase Price (i.e. RMB 3,000,000,000.00, “NIO Parties Second Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 428,587,713.29 shall be included in the registered capital of the Target Company and RMB 2,571,412,286.71 shall be included in the capital reserves of the Target Company;

(2)

Within five (5) business days after NIO Parties have fulfilled its obligation to pay the NIO Parties Second Installment of Capital Increase Price under Article 3.1.2(1) hereof, Jianheng New Energy Fund shall pay 30% of Jianheng New Energy Fund Capital Increase Price (i.e. RMB 600,000,000.00, “Jianheng New Energy Fund Second Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 85,717,542.66 shall be included in the registered capital of the Target Company and RMB 514,282,457.34 shall be included in the capital reserves of the Target Company;

(3)

Within five (5) business days after NIO Parties have fulfilled its obligation to pay the NIO Parties Second Installment of Capital Increase Price under Article 3.1.2(1) hereof, SDIC and/or its designated investment entity shall pay 30% of SDIC Capital Increase Price (i.e. RMB 150,000,000.00, “SDIC Second Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 21,429,385.65 shall be included in the registered capital of the Target Company and RMB128,570,614.35 shall be included in the capital reserves of the Target Company;

(4)

Within five (5) business days after NIO Parties have fulfilled its obligation to pay the NIO Parties Second Installment of Capital Increase Price under Article 3.1.2(1) hereof, Anhui High-tech Co. and/or its designated investment entity shall pay 30% of Anhui High-tech Co. Capital Increase Price (i.e. RMB 240,000,000.00, “Anhui High-tech Co. Second Installment of Capital Increase Price”, together with NIO Parties Second Installment of Capital Increase Price, Jianheng New Energy Fund Second Installment of Capital Increase Price and SDIC Second Installment of Capital Increase Price, the “Second Installment of Capital Increase Price”) to the bank account opened by the Target Company, of which RMB 34,287,017.06 shall be included in the registered capital of the Target Company and RMB 205,712,982.94 shall be included in the capital reserves of the Target Company.

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3.1.3	The Target Company shall confirm receipt of each installment of the Capital Increase Price in writing to NIO Parties and Investors on the date of such receipt.
3.2

If any NIO Party or Investor fails to pay any installment of the Capital Increase Price in accordance with this Agreement, with respect to any installment of the Capital Increase Price paid by any overdue Party:

3.2.1

In respect of the First Installment of Capital Increase Price, the Company shall adjust the shareholding structure after the completion of this Transaction as set out in Exhibit 2 hereto and the shareholding structure as set out in Articles of Association, so as to ensure that the overdue party shall not enjoy any shareholders’ rights and interests in respect of the portion of the First Instalment of Capital Increase Price that has not been paid in full by such party, and shall complete the registration relating to change of its shareholding structure for the other Investors and/or NIO Parties that have already paid all of the First Installment of Capital Increase Price on time; If the Company decides to grant such overdue Party a grace period of twenty (20) business days from the expiration date of the payment of the First Installment of Capital Increase Price (the “Grace Period”, which applies only to the First Installment of Capital Increase Price), and such overdue Party actually pays the overdue capital increase price in full within the Grace Period, the Company shall readjust the shareholding structure after the completion of this Transaction as set out in Exhibit 2 hereto and the shareholding structure as set out in Articles of Association and complete the registration with AMR relating to change of its shareholding structure for such overdue Party; In respect of such overdue party, the commencement date for the registration with AMR as stipulated in Article 3.5 hereof shall be adjusted to be counted from the date on which such overdue party have actually paid all the overdue capital increase amount.

3.2.2

From the expiry of the Capital Increase Price payment period to the latest of (i) the completion of the payment of Capital Increase Price by the overdue Party and/or (ii) the completion of the Transfer of the unpaid registered capital corresponding to the overdue First Installment of Capital Increase Price or the transfer of the registered capital corresponding to the overdue Second Installment of Capital Increase Price and/or (iii) the completion of the cancellation of the unpaid registered capital corresponding to the overdue First Installment of Capital Increase Price or the completion of the transfer or reduction of the registered capital corresponding to the overdue Second Installment of Capital Increase Price (for the overdue First Installment of Capital Increase Price, the date of completion shall be the effective date of the termination notice issued by the

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Target Company in accordance with Article 3.2.3 hereof; for the overdue Second Installment of Capital Increase Price, the date of completion of the transfer of unpaid registered capital and the date of completion of the capital reduction shall be the date of the completion of the relevant AMR registration) (whichever is later). For each day of delay, such overdue Party shall pay to the Target Company 0.02% of the unpaid Capital Increase Price as overdue fine.

3.2.3

If the Target Company fails to provide a Grace Period to the overdue party or the overdue party fails to pay the First Installment of Capital Increase Price due by the overdue party within the Grace Period or the applicable payment period as agreed in this Agreement (as the case may be), the Company has the right to give a written notice to such Party and other Parties to terminate the rights and obligations of such Party under this Agreement, stating the effective date of the termination, and also require such Party to bear the liability for breach of contract. In this case, each Party shall cooperate with the Company’s request to execute a supplemental agreement to the Transaction Documents or other legal documents to reflect the termination of such rights and obligations, but the effectiveness of such termination shall not be subject to the execution of the supplemental documents by the relevant Parties. In the event that the overdue party fails to pay the Second Installment of Capital Increase Price payable by it within the applicable payment period as agreed herein (as the case may be), the Company has the right to notify such overdue party in writing to request the overdue party to transfer or reduce the portion of registered capital corresponding to such overdue Second Installment of Capital Increase Price in accordance with the applicable laws and regulations and the Articles of Association of the Target Company (as the case may be).

3.2.4

Notwithstanding the foregoing, if any NIO Party (the “NIO Overdue Party”) fails to pay any installment of the Capital Increase Price on time in accordance with this Agreement, then as from sixty (60) days after the expiry  of the Capital Increase Price payment period for such installment or as from the date on which the NIO Party notifies the Target Company, and Investors in writing of its failure to perform the obligation to pay the Capital Increase Price, Investors shall have the right to notify the NIO Overdue Party and the Target Company in writing and request the NIO Overdue Party to transfer the capital contribution/registered capital (as the case may be) corresponding to the overdue Capital Increase Price to Investors or the third party designated by them free of charge, and Investors or the third party designated by them shall pay the total subscription price that is calculated using the subscription price per newly increased registered capital in this Transaction. The NIO Overdue Party shall, within twenty (20) business days

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from the date of receiving the aforesaid written notice, transfer the aforesaid capital contribution/registered capital (as the case may be) to Investors or any third party designated thereby free of charge (in respect of aforesaid registered capital, the NIO Overdue Party shall complete the registration formalities with AMR and other competent Authorities). If after the transfer, the transferee cannot pay the capital increase price within twenty (20) business days, Investor shall be entitled to require the Target Company to send a termination notice to the transferee to cancel such capital contribution under Article 3.2.3 hereof, or decrease such overdue registered capital (as the case may be) in accordance with applicable laws and the Articles of Association of the Target Company. If Investors exercise the rights described in this Article at the same time, they shall exercise such rights in proportion to their paid-in capital contributions to the Target Company.

3.2.5

If the NIO Overdue Party fails to pay the Capital Increase Price within sixty (60) days after the expiry of the Capital Increase Price payment period for such installment,  and Investors choose not to exercise or only partially exercise the right provided under Article 3.2.4 hereof to request the NIO Overdue Party to transfer the overdue capital contribution/registered capital (as the case may be) without consideration, then with respect to the part of the registered capital that Investors do not exercise the right, Investors shall have the right to request the Target Company to send a termination notice to the NIO Overdue Party to cancel such capital contribution under Article 3.2.3 hereof or decrease such overdue registered capital in accordance with applicable laws and the Articles of Association of the Target Company (as the case may be).

3.2.6

Once the NIO Parties (i) have paid the NIO Parties Capital Increase Price for the current installment, and have provided the Investors with the bank receipts and other supporting materials for the current payment; or (ii) transferred the capital contribution/registered capital corresponding to the overdue Capital Increase Price and/or cancelled the capital contribution/registered capital corresponding to the overdue Capital Increase Price in accordance with Article 3.2.4 and/or Article 3.2.5 (as the case may be), the Investors shall pay their respective installment of the Capital Increase Price within the corresponding time period specified in this Agreement. The following circumstances will not be considered as overdue payment by the Investors, and the Investors do not need to pay an overdue fine:

(1)

the NIO Parties fail to make due payment of any installment of NIO Parties Capital Increase Price, which causes the Investors’ failure to pay the same installment of the Capital Increase Price in time;

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(2)

the NIO Parties fail to provide the Investors with bank receipts and other supporting materials when or after the NIO Parties Capital Increase Price has been paid, which causes the Investors’ failure to pay the same installment of Capital Increase Price in time.

3.2.7	For the avoidance of doubt, exercise by Investors of their rights set forth in this Article 3.2 shall not release the NIO Overdue Party from any obligation to pay the overdue fine.
3.3	Capital Verification, Investment Certificate and Register of Shareholders
3.3.1

The Target Company shall, within ten (10) business days after the Investors and the NIO Parties make each installment payment for the Capital Increase Price, complete the capital verification for the relevant installment of capital increase and deliver a scanned copy of the original capital verification report to the Investors and the NIO Parties.

3.3.2

The Target Company shall issue the scanned copy of corresponding capital contribution certificates to the Investors and NIO Parties on the date when the respective installments of Capital Increase Price are paid by the Investors and NIO Parties and provide an original copy to each Investor within five (5) business days after Closing Date (in respect of First Installment of Capital Increase Price) or on the payment date of Second Installment of Capital Increase Price. A capital contribution certificate shall specify the following items: name of the Target Company, date of establishment, registered capital, name of shareholders, amount of subscribed capital contribution, amount of paid-in capital contribution, method of contribution, date of payment, serial number and date of issuance of the capital contribution certificate. The capital contribution certificates shall be signed by the legal representative of the Target Company and affixed with the seals of the Target Company.

3.3.3

The Target Company shall register and maintain a register of shareholders, and prepare a new register of shareholders for this Capital Increase as of the date when Investors and NIO Parties pay the First Installment of Capital Increase Price. Such register of shareholders shall be kept by the board of directors after it is executed by the legal representative of the Target Company and affixed with the seal of the Target Company, and an original shall be provided to the Investors within five (5) business days after the Closing Date. A register of shareholders shall specify the following items: the name and domicile of the shareholders, the amount of capital contribution subscribed and paid-in by the shareholders, the method of capital contribution and the date of capital contribution, the number of the capital contribution certificate, and the date of acquisition and loss of the shareholders’ qualification. The Target Company shall update the paid-in

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capital in the register of shareholders after the Investors and the NIO Parties have paid the Second Installment of Capital Increase Price and provide each Investor with an original copy of the updated register of shareholders within five (5) business days after the payment of the Second Installment of Capital Increase Price.

3.4	Closing Date

The date on which the Investors pay the first installment of Capital Increase Price in accordance with the provisions of Article 3 hereof (“Closing”) shall be referred to as the closing date  (the “Closing Date”). For the avoidance of doubt, if the payment dates of the first installment of Capital Increase Price by each Investor are not the same, the Closing Date shall apply to each Investor respectively.

3.5	Registration with AMR

Subject to Article 3.2 hereof, the Target Company shall, within twenty (20) business days (and no later than January 6, 2025) from the actual payment date of the first installment of Capital Increase Price by the Investors under Article 3 hereof (if the payment dates of the first installment of Capital Increase Price by each Investor are not the same, it shall refer to the date on which the latest Investor who fully pays the first installment of the corresponding Capital Increase Price before the payment date of such Capital Increase Price required by this Agreement (excluding the Grace Period)), complete the registration with AMR relating to change of its shareholding structure for the Investors and/or NIO Parties that have already paid all of the first installment of Capital Increase Price (the date of completion of the registration shall be referred to as the “AMR Registration Completion Date”), provided that the Parties shall provide the necessary cooperation to the Target Company in the process of registration as described in this Article 3.5 hereof. In the event that the registration involved in the Transaction is not completed within the aforesaid period due to the failure of any Investor to provide the appropriate co-operation, for such Investor, such failure shall not constitute a breach of this Article 3.5 by the Target Company.

3.6	Independence of Investors’ Rights and Obligations

The responsibilities, obligations, statements, representations and warranties of each Investor hereunder are independent and separate, and are not conditional upon those of any other Investors. No Investor shall be responsible or obligated for the payment of any Capital Increase Price by any other Investors. Furthermore, the failure of any Investor for Closing in accordance with the Articles hereof shall not affect the rights of the other Investors.

4CONDITIONS PRCEDENT TO CLOSING

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With respect to each Investor, unless waived by such Investor in writing, the obligations of such Investor to pay First Installment of Capital Increase Price shall be subject to the satisfaction of each of the following conditions precedent:

4.1

There is no judgment, award, ruling, decree or injunction of any PRC laws, court, arbitral body or competent governmental Authorities that restricts, prohibits or cancels this Transaction, nor is there pending or potential litigation, arbitration, judgment, ruling, ruling or injunction which, in the reasonable, good faith judgment of the Investors, has had or will have material adverse effect on this Transaction, including restricting, prohibiting or cancelling this Transaction;

4.2

The Target Company and its Existing Shareholders as of the Execution Date shall have made resolutions approving this Transaction at the shareholders’ meeting, and the Existing Shareholders have waived in writing the applicable pre-emptive right;

4.3

The Target Company shall have obtained all permits, approvals, consents, exemptions, authorizations and waivers for the execution and performance of the Transaction Documents. The execution and performance of the Transaction Documents will not result in the breach by the Target Company and other Group Members of any applicable laws of the PRC or any contracts, agreements or other documents applicable to them;

4.4

Completion of the execution of various Transaction Documents, including this Agreement, the Shareholders’ Agreement, the Articles of Association or the Amendment to the Articles of Association and other ancillary agreements, resolutions and other documents necessary for the consummation of this Transaction or reasonably requested by the Investors, including, without limitation, all filing and registration application materials required by the market supervision and administration Authorities in connection with this Transaction;

4.5

The representations, representations and warranties made by the Target Company and the NIO Parties under Article 6 hereof shall continue to be true, complete and accurate, and the covenants required by the Transaction Documents to be performed on or prior to the Closing Date shall have been performed. There is no breach of the Transaction Documents;

4.6	The requisite assets of the Target Company and other Core Group Members in connection with their Main Businesses are fully kept and all requisite core technicians have been retained;
4.7

As from the date hereof until the Closing Date, there is no event, fact, condition, change or other circumstance that has had or is reasonably expected to have Material Adverse Effect on the assets, financial structure, liabilities, technologies, profit prospect, normal operation and asset contribution of the Target Company and other Group Members;

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4.8

SDIC’s designated investment entity, Anhui High-tech Co. and/or its designated investment entity and Jianheng New Energy Fund have obtained the applicable internal and external approvals in connection with the Transaction and such approvals remain effective until the Closing Date;

4.9

The Target Company and the NIO Parties shall have issued to the Investors a confirmation letter confirming that all the above conditions precedent, except for those waived by the Investors in writing (except for the aforesaid Article 4.8 hereof), have been satisfied and provided relevant documents evidencing the satisfaction of such conditions precedent.

5TRANSITIONAL PERIOD

5.1

During the period from the Execution Date hereof to the Closing Date (the “Transitional Period”), the Target Company and the other Group Members shall, and the NIO Parties shall cause the Target Company and the other Group Members to, conduct the business in the ordinary course consistent with past practice, and shall use their best efforts to preserve intact the assets and business, maintain business cooperation relationship with existing customers, suppliers and other third parties, retain existing officers and employees, and maintain the current status (except for normal wear and tear) of all assets and properties owned or used by the Target Company and the other Group Members.

5.2

During the Transitional Period, subject to the receipt of reasonable prior notice from the Investor and the normal operation of the Target Company and the other Group Members, during normal business hours of the Target Company and the other Group Members, the NIO Parties and the Target Company shall provide the Investors and its Representatives with such information regarding the Target Company and the other Core Group Members as reasonably requested by the Investors in connection with this Transaction, including, without limitation, adequate provision of the books, records, contracts, technical data, personnel data, management information and other documents of the Target Company by the lawyers, accountants and other representatives engaged by the Investors, and prudent examination of the financial, assets and operation status of the Target Company and the other Core Group Members. In addition, upon occurrence or expected occurrence of any breach of this Agreement by the NIO Parties or the Target Company,  the NIO Parties and the Target Company shall promptly notify the Investor in writing of such breach.

5.3

During the Transitional Period, the NIO Parties and the Target Company shall promptly notify the Investors in writing of the following matters and discuss with the Investor about the effect of such matters on the Target Company and other Group Members so as to ensure the stable operation of the Target Company and other Group Members in the ordinary course of business consistent with past practice:

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5.3.1

Change in the equity structure, financial condition, assets, liabilities, business or operations of the Target Company and other Group Members that has or is likely to have any Material Adverse Effect on the Target Company; and

5.3.2	Progress of approval by/registration with governmental Authorities (if applicable).
5.4

During the Transitional Period, the Target Company and the NIO Parties shall, and shall cause their Affiliates and advisors, as well as their respective directors, the NIO Parties management and representatives to, (i) on an exclusive basis, deal with the matters relating to this Transaction jointly with the Investors and their Affiliates; (ii) not engage in any similar transaction or any other transactions in conflict with the transactions contemplated in the Transaction Documents (any of such transactions being referred to as the “Third Party Transaction”); (iii) immediately terminate any discussion or negotiation with any Person in connection with the Third Party Transaction, and hereafter, refrain from discussing or negotiating with any Person in connection with the Third Party Transaction or providing any information to any Person in connection with the Third Party Transaction; and (iv) not encourage any inquiry or proposal with respect to the possible Third Party Transaction or take any other action to facilitate such inquiry or proposal. The Investors shall be notified promptly if the Target Company or other Group Members or the NIO Parties receives any inquiry from any other party in respect of possible Third Party Transaction.

5.5

Without limiting the normal business operation, unless with the prior written consent of the Investor, during the Transitional Period, the NIO Parties shall cause the Target Company and the other Group Members not to, and the Target Company and the other Group Members not to, take the following actions (except for those relevant to this Transaction; neither Article 5.5.1 hereof nor Article 5.5.7 hereof shall apply to Group Members other than Core Group Members):

5.5.1	Increase, decrease, allot, issue, acquire, repay, assign, pledge or redeem any registered capital or equity;
5.5.2

Take any action that may result in the dilution of the Investor’s equity interest in the Target Company on the Closing Date by amending its articles of association or through reorganization, merger, sale of share capital, acquisition, sale of assets or otherwise;

5.5.3

Any sale, lease, transfer, authorization or assignment of any asset exceeding RMB 100 million individually or in aggregate, except for those conducted in the ordinary course of business in a manner consistent with past practices;

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5.5.4

Any new assumption or incurrence of indebtedness, liability, obligation or expense exceeding RMB 100 million (or the equivalent thereof in other currencies) in aggregate except in the ordinary course of business;

5.5.5	Make any capital expenditure in excess of RMB 300 million (or its equivalent) other than in the ordinary course of business;
5.5.6	Create any mortgage, pledge, security interest or other types of encumbrances on any assets in excess of RMB 100 million, except in the ordinary course of business;
5.5.7	Declare, pay and make any distribution or declaration of a dividend;
5.5.8	Entry into any related-party transaction with an Affiliate exceeding RMB100 million individually or RMB200 million in aggregate beyond the annual budget;
5.5.9	Conduct or become a party to any acquisition;
5.5.10	Incorporation of any subsidiary or acquisition of any equity interest or other interest in any other entity for consideration in excess of RMB 100 million;
5.5.11	Unless expressly provided for in the Transaction Documents, formulate or adopt any employee equity incentive plan, or distribute options to or make commitments on distribution options to employees; or
5.5.12	Agree or commit to do any of the foregoing, including, without limitation, execution of a letter of intent, commitment letter and letter of consent.

6REPRESENTATIONS AND WARRANTIES

6.1

Representations and Warranties of the Target Company and the NIO Parties. Except for the matters expressly disclosed in the Disclosure Letter attached hereto as Exhibit 4, the Target Company and the NIO Parties make the following statements, representations and warranties and severally and jointly ensure that each of the following statements, representations and warranties shall be true, complete and accurate as of the Execution Date hereof and the Closing Date; provided that the Target Company and the NIO Parties shall have the right to make update and supplement to the Disclosure Letter attached as Exhibit 4 with respect to any occurrence after the Execution Date on the Closing Date respectively.  The Disclosure Letter refers to particular sections of this Agreement which are subject to amendment, and shall be read with this Agreement and form an integral part of this Agreement. The matters of the Target Company and its Group Members that have or may have Material Adverse Effect as from the Balance Sheet Date to the Execution Date shall also be disclosed in

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the Disclosure Letter. The Target Company and the NIO Parties agree that, for the purpose of the following matters of this Article 6 (unless otherwise provided in Article 6 hereof in respect of the following matters), their statements, representations and warranties in respect of the matters involving Target Company shall, to the extent applicable, apply to Target Company, its Core Group Members and/or other Group Members at the same time.

6.1.1

Authority. The execution of the Transaction Documents, performance by the Target Company of all their obligations thereunder and consummation of the transactions thereunder have been fully and duly authorized by all Transaction Authorities; and the NIO Parties has full capacity for civil conduct and civil rights to execute the Transaction Documents and perform their obligations thereunder. Upon execution, the Transaction Documents shall have legal binding force on the Target Company and the NIO Parties.

6.1.2

Investments. As of the Execution Date or the Closing Date, if applicable, other than the disclosed Group Members in the Disclosure Letter, Group Members have no other Subsidiaries, partnerships, branches or offices in the PRC or overseas and do not directly or indirectly hold or own similar interests in any other Persons.

6.1.3

No Conflict. The execution and performance of the Transaction Documents do not violate or conflict with any provisions of the articles of association or other constitutional documents of Group Members ; both the Group Members and the NIO Parties have obtained all the necessary third party consents or authorizations for the transactions under the Transaction Documents. the NIO Parties has performed necessary internal and external approval procedures for this Transaction, and there is no breach of relevant laws and regulations of the NIO Parties’ place of incorporation, NIO Group’s place of listing and the registered place of the Target Company, nor is there any breach of written agreements or covenants between the NIO Parties or its Affiliates and any other third party. The material agreements or contracts between the Target Company and other Group Members, the NIO Parties and any other entities will not be terminated or materially affected by the Transaction Documents due to the execution or performance thereof.

6.1.4

Validly Existing. The Target Company and the other Group Members are legally incorporated and validly existing Persons. The registered capital of the Target Company and other Core Group Members has been paid in full in a timely manner in accordance with the provisions of its articles of association, and complies with the requirements of Chinese laws. There is no failure to pay on time, delay in payment, false registration, inadequate capital or withdrawal of registered capital. All of the articles of associations of the Target Company and the other Group Members have been legally and

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validly registered (if required), and are valid and enforceable. The business scope specified in the articles of association of the Target Company and the Group Members is in conformity with the requirements of the PRC Laws. The Target Company and the other Group Members have conducted operation activities in strict compliance with the business scope set forth in their articles of association and applicable PRC Laws. All licenses, approvals, permits and filings (collectively, the “Permits”) required for the Target Company and other Group Members to carry out production and business activities under the Laws of the PRC have been applied for and obtained in material respects in accordance with law. All such permits are validly existing. The Target Company and the other Group Members have passed the annual inspection (if any) over such Permits conducted by relevant competent governmental Authorities. The documents of the Target Company (including minutes of board meetings, shareholders’ meeting/general meetings, and register of shareholders of the Target Company) have been properly kept and completely and accurately recorded the matters that shall be recorded in such documents.

6.1.5

Financial Reporting. As of March 31, 2024 (the “Balance Sheet Date”) and the Execution Date or the Closing Date, if applicable, all audited accounts and management accounts (including transfer accounts) of the Target Company and other Group Members have been prepared in accordance with the Laws of the PRC and truly, completely and accurately reflect the financial and operation conditions of the Target Company and other Group Members as of the relevant account dates, and the financial records and data of the Target Company and other Group Members fully comply with the requirements of the Laws of the PRC and the PRC Accounting Standards. All documents including books, records of changes in shareholdings, financial statements and all other records shall be kept and be in the possession of the Target Company or other Group Members in accordance with the Laws and commercial practices of the PRC and all major transactions relating to the business of the Target Company or other Group Members shall be recorded accurately and on file. The Target Company and other Group Members do not have such problems as off-balance-sheet cash sales income, off-balance-sheet liabilities, shareholders' occupation of the capital of the Target Company and material internal control loopholes.

6.1.6

Undisclosed Liabilities. Neither the Target Company nor any other Group Member has any other material liabilities (meaning debts exceeding RMB 100 million in the aggregate) not reflected in the balance sheet provided to the Investor as of the Balance Sheet Date; the Target Company or other Group Members have never provided any guarantee or other security for others other than Group Members or created any mortgage,

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pledge or other security right on their properties for the debts of others other than Group Members.

6.1.7

Equity Structure. The registered capital structure of the Target Company and other Group Members as set forth in the articles of association of the Target Company and in the amendments to the articles of association registered with market supervision and administration authorities on the Execution Date is fully consistent with the records in Exhibit 1 hereto and the relevant articles of association of the Target Company and other Group Members provided to the Investor, and truly, completely and accurately reflects the equity structure of the Target Company and other Group Members, and there is no false capital contribution. The Target Company and other Group Members have never committed to or actually issued any equity interests, shares, convertible bonds, warrants, options or equity interests of the same or similar nature other than the above shareholder equity interests in any form or to any person. The equity interests in the Target Company and other Group Members are free and clear of any nominee holding or similar arrangement, pledge or other security interest of any kind, or Encumbrance or any other third party rights (including, with respect to the equity interests in any person, any option or conversion right or pre-emptive right of any nature). The shareholding structure of direct or indirect equity holders of the Target Company (the equity interest in the Target Company penetrating through natural persons or governmental Authorities) will not have material adverse effect on the Target Company’s Qualified IPO. All the registration and filing procedures applicable to the NIO Parties having obtained the shares and interests in the registered capital of the Target Company and other Group Members have been completed.

6.1.8

No Change. From the Balance Sheet Date, unless acknowledged by the Investors in writing or otherwise provided herein, none of the Target Company and other Group Members has taken the following actions (of which items (5) and (12) of Article 6.1.8 hereof shall do not apply to other Group Members other than the Core Group Members), unless for the purpose of consummation of this Transaction (unless the Target Company shall notify the Investor in writing within five (5) days from the occurrence of such actions):

(1)	prepay debts in excess of RMB 100 million cumulatively;
(2)	provide guarantee to other persons or create mortgage, pledge and other security rights on its property;
(3)	release debts owed by others exceeding RMB 50 million in the aggregate or waive any right of claim;
(4)	amend any existing material agreement or contract, which is obviously detrimental to the Group Members;

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(5)	appoint or dismiss directors, the general manager, the deputy general managers, the finance controller and other officers of the Target Company or make substantial amendment to their labor contracts;
(6)	incur any loss, or have any change in its relationship with suppliers, clients or employees, which will have Material Adverse Effect on the Target Company or other Group Members;
(7)	modify the accounting methods, policies or principles and financial accounting rules and systems of the Target Company, except for the modification required by applicable accounting standards;
(8)	transfer or exclusive license other persons to use the intellectual properties of the Target Company other than in the ordinary course of business of the Target Company and other Group Members;
(9)	experience material change in any sales practice or accounting methods of sales, or material change in employees’ policies, rules or regulations;
(10)

experience material adverse change in the financial condition of the Target Company or any other Core Group Members, or any transaction or behavior outside the Main Businesses which has Material Adverse Effect on the Target Company or other Core Group Members;

(11)

adopt any resolutions of shareholders’ meeting or board of directors other than in connection with the operation of its Main Businesses, except for those adopted for the performance of matters agreed by the Investor hereunder;

(12)	declare, pay or plan to declare or plan to pay any dividend, bonus or other form of distribution to the shareholders;
(13)

(i) sale, mortgage, pledge, lease, transfer and other disposal of assets exceeding RMB 100 million in aggregate outside the course of Main Businesses, except for the bank loan or corresponding provisions of guarantee as approved by the board of directors  of the Company; (ii) dispose of any fixed assets with an original value exceeding RMB 100 million or agree to the disposal or acquisition of any fixed assets with an original value exceeding RMB 100 million, waive its control over the assets of any Target Company or other member of the Group with the original value exceeding RMB 100 million in aggregate,

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and entry into any contract resulting in the expenditure of fixed assets where the original value of such fixed assets exceeding RMB 300 million in aggregate; or (iii) any expenditure or purchase of any tangible or intangible assets (including equity or equity investment in any person) exceeding RMB 300 million in aggregate;

(14)	demerger, merger with or acquisition of a third party’s equity interest, assets or business other than in the ordinary course of business;
(15)	breach of the provisions of the statements, representations and warranties under this Agreement by way of acts or omissions; and
(16)	any act or omission that may result in the occurrence of the above circumstances.
6.1.9

Taxes. (i) The Target Company and other Group Members declare and pay taxes in accordance with the PRC tax laws and regulations and the requirements of the competent taxation authorities; (ii) the Target Company and other Group Members have assumed the tax obligations or burdens that they should have assumed or accrued prior to the Execution Date hereof in accordance with the requirements of the PRC tax laws and regulations;; (iii) there has not been any encumbrance on the equity interests and assets of the Target Company and other Group Members as a result of the failure to complete any tax matters; (iv) to the knowledge of the Target Company and the NIO Parties, there is no pending or potential Tax dispute, nor have any matters found which may give rise to Tax investigation or Tax dispute with any Governmental Authority prior to the date hereof; and (v) the completion of this Transaction hereunder will not have any material adverse effect on any Tax preference currently enjoyed by the Target Company and other Group Members at the date hereof. None of the Target Company and other Group Members has entered into or got involved in, or is a party to or otherwise gets involved in, any transaction, plan or arrangement in violation of applicable Laws for the purpose of avoiding or reducing Tax liabilities.

6.1.10

Assets. The Target Company and other Group Members (i) own good title to all of their owned properties and assets used in their operations of Main Business free and clear of any Encumbrance that may have a material adverse effect on the Company’s business operations, and (ii) have legitimate leasehold interest in their leased properties or assets, and their leasehold use of such properties or assets is free from defects in compliance that would have a material adverse effect on the Qualified IPO of the Target Company. The Target Company and other Group Members own or have the right to use, in material respects, all necessary properties and assets, both

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tangible and intangible, for the conduct of their current business. The property and equipment used by the Company in its operation, except for normal wear and tear, are in good operating condition and repair and satisfy and meet the current purpose of use.

6.1.11

Related Party Matters. Except as already disclosed in the Company’s 2023 Annual Financial Statements and Audit Report issued by PwC on April 30, 2024, any Existing Shareholders of the Target Company and other Group Members (other than the Target Company and other Group Members), directors and Core Management Team, or to the knowledge of the Target Company and the NIO Parties, the affiliates of such persons and the Target Company or other Group Members: (i) do not have any transactions conducted or being conducted; (ii) are not indebted (other than current payables for salary and welfare benefits or receivables and payables arising from related-party transactions that have been approved by the competent parties within the Company, etc.), not committed to providing loans or security directly or indirectly, unilaterally or bilaterally; (iii) to the knowledge of the Target Company and the NIO Parties, have no material interest in or material business relationship with the Group Members or contracts entered into by the Group Members, including purchase, sale, license, authorization of use, provision of any material assets and services such as products and intellectual property of the Group Members. To the knowledge of the Target Company and the NIO Parties, none of the directors/Core Management Team of the NIO Parties, the Target Company and other Group Members, or the Affiliates of such directors/Core Management Team members hold any direct or indirect ownership interest in any company in which business that competes with the Target Company or other Group Members (other than the Target Company and other Group Members), have (except for the acquisition of less than 1% of the stocks of the listed company through the public securities market), or controls such company by loan, agreement or otherwise, or serves as a senior officer or director at any business that competes with the Target Company or other Group Members (other than the Target Company and other Group Members). Group Members have executed formal transaction documents in respect of the related-party transactions in accordance with their internal systems for related-party transactions, and the pricing of such related-party transactions is fair, and there are no circumstances that are detrimental to the interests of the Group Members or have a material adverse effect on the Qualified IPO.

6.1.12

Contracts. The Target Company and other Core Group Members have provided the Investor with the copies of some of their material agreements or contracts currently in effect and in conformity with the originals, and the NIO Parties and the Target Company warrant that such material agreements or contracts are legal, valid and enforceable, and there is no material breach

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by the Target Company or other Core Group Members or any other Transaction Party.

Neither the Target Company nor any other Group Member is a party to or bound by any of the following contracts, agreements or documents:

(1)	contracts, agreements or documents in an amount exceeding RMB 100 million that are not formed in the ordinary course of business;
(2)	contracts, agreements or documents which are not made at arm’s length between independent persons;
(3)	contracts, agreements or documents detrimental to the material interests of the Target Company or other Group Members;
(4)

contracts, agreements or documents restricting the Target Company or other Group Members from engaging in the Main Businesses operation and with a material adverse effect on the conduct of its Main Business;

(5)	contracts, agreements or documents involving an amount greater than RMB 300 million that is payable but not yet paid and not in the ordinary course of the operations of Main Business; or
(6)	contracts, agreements or documents which have material adverse effect on this Transaction or will be materially affected by this Transaction and have not been disclosed to the Investors.
6.1.13

Intellectual Property. The Target Company and other Group Members own all legal ownership or use rights of intellectual properties necessary for the conduct of Main Business in material respects, (including without limitation patents, trademarks, copyrights, know-how, domain names and trade secrets). Such intellectual properties are valid and enforceable in accordance with law. To the reasonable knowledge of the Target Company and the NIO Parties, there is no issue that may lead to the invalidity or unenforceability of aforesaid intellectual property. To the knowledge of the Target Company and the NIO Parties, save as disclosed in the Disclosure Letter and as announced by Nio Inc., the Target Company and the other Group Members have not licensed or permitted any third party to use any Intellectual Property Rights in which the Target Company or other Group Members have any right, title or interest, resulting in a material adverse effect on any of the Group Members; to the reasonable knowledge of the Target Company and the NIO Parties, except for the pending litigation and outstanding disputes as disclosed in Exhibit 4 hereto, neither the Target Company nor other Group Members have infringed upon others’ intellectual

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property, trade secrets, proprietary information or other similar rights, and there is no pending or foreseeable claim, dispute or litigation proceedings requiring the Target Company or other Group Members to make a claim for any infringement upon any third party’s intellectual property, trade secrets, proprietary information or other similar rights. To the knowledge of the Target Company and the NIO Parties, there is no infringement by any third party of the intellectual property lawfully owned by the Target Company or other Group Members. The patents, trademarks, software copyrights and domain names owned by the Target Company and the Group Members have been duly registered in accordance with law and are in valid status (except when still in the process of registration or enrolment) or proper and effective protection measures have been taken.

Except for the patents set forth in Exhibit 3, the NIO Parties or its Affiliates does not hold any other intellectual property (including without limitation patent, trademark, copyright, non-patented technology, and domain name) in relation to Group Members’ Main Business. To the knowledge of the Target Company and the NIO Parties, such key employees have not violated any confidentiality obligations entered into with their former employers, and will not constitute infringement upon the legitimate rights of their former employers or other intellectual property rights holders.

6.1.14

Construction Projects. The construction projects of the Group members (including but not limited to the construction of plants and production lines) have all gone through the relevant formalities (including but not limited to project establishment, land use planning, construction planning, energy-saving evaluation, construction permits, environmental impact evaluation, safety evaluation and acceptance) in accordance with the provisions of the applicable laws and regulations and the progress of the construction of the projects in material respects. There is no circumstance that constitutes a material adverse effect on the Target Company or other Group Members in breach of the laws and regulations or the relevant agreements.

6.1.15

Battery Charge and Swap Stations. The construction, installation and operation of battery charge and swap Stations of Group Members shall not violate any laws or regulations that may have a material adverse effect on the Target Company or other Group Members.

6.1.16

Environment, Health and Safety. Since the establishment of the Target Company and other Group Members, they have complied with all applicable Laws of the PRC concerning environmental protection, health and safety in connection with their business operations in material respects., and there has been no breach of such Laws of the

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PRC that would have a material adverse effect on the Target Company or other Group Members.

6.1.17

Litigation and Other Legal Proceedings. To the knowledge of the Target Company and the NIO Parties, there is no litigation, arbitration, mediation, investigation, inquiry and other legal or administrative proceedings which may have a Material Adverse Effect on the Target Company or other Group Members or materially and adversely affect the formation, validity and enforceability of the Transaction Documents and the transactions thereunder, whether completed, pending or foreseeable to occur.

6.1.18

Obey the Laws. The activities of the Target Company and other Group Members have at all times complied with the valid Laws of the PRC and the requirements of relevant governmental Authorities in material respects, and do not violate any Laws of the PRC so as to constitute material adverse effect on the Target Company or other Group Members.

6.1.19

Non-competition Restrictions. Any operation activities of the Target Company and other Group Members within the business scope are not subject to any non-competition restrictions of any nature or with respect to any entities. To the knowledge of the Target Company and the NIO Parties, there is no agreement, judgment, injunction, order or decree which would reasonably be expected to restrict or materially and adversely affect the current or future business activities of the Target Company or other Group Members or the conduct of current or proposed business in any material respect.

6.1.20	Employees.
(1)

To the knowledge of the Target Company and the NIO Parties, there is no pending or, to the knowledge or expected to the knowledge of the Target Company or other Group Members, potential labor dispute or controversy between the Target Company or other Group Members and its Core Management Team, current or former officers; and to the knowledge or expected to the knowledge of the Target Company or other Group Members, there is no potential labor dispute or controversy between any of its Core Management Team, key technical personnel and other officers and any other business;

(2)

The Target Company and other Group Members shall have entered into proper intellectual property ownership agreements, confidentiality agreements and non-competition agreements with the Core Management Team; to the knowledge of the Target Company and NIO Parties, the Target Company’s Core Management Team, key technicians and other senior executives

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are also not engaged in non-compete behavior with third party companies;

(3)

None of the Target Company and other Group Members has any outstanding payable economic compensation for termination of employment or other similar indemnification or compensation with respect to employment, in an aggregate amount exceeding RMB 10 million;

(4)

The Target Company and other Group Members have  paid and/or withheld pension, housing, medical care, unemployment and all other social insurance or employee benefits payable in accordance with the relevant PRC laws and all relevant laws in material respects, agreements and covenants of the PRC in accordance with the relevant PRC laws, and to the knowledge of the Target Company and the NIO Parties, there is no pending or, to the knowledge of the Target Company and the Group Members, threatened dispute with respect to such social insurance or employee benefits; other than employee benefits, social and pension security, housing fund and economic compensation for termination of labor contracts as required by the laws of the PRC, the Target Company and other Group Members have not provided or undertaken to provide to individual employees special benefits, other than those provided for according to the Company’s rules and regulations;

(5)

There is no agreement, covenant or contract restricting the Core Management Team and key technical personnel of the Target Company and other Group Members to operate, manage or engage in Main Businesses.

(6)

The directors, supervisors, senior management and core personnel of the Target Company have complied with the qualification requirements of the applicable laws and regulations (except for those appointed by the Investors) and there is no circumstance restricting them from acting as legal representatives, directors, supervisors or senior management. The Directors, Supervisors, senior management or core personnel do not have any of the following circumstances within the past three (3) years (except for those appointed by the Investors): (i) having been adjudicated guilty or under criminal or administrative investigation procedures; (ii) having been adjudicated by a court of competent jurisdiction or relevant competent authority to have violated the laws and regulations relating to economic laws such as the company law, the securities law, the anti-monopoly law or the anti-unfair

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competition law; (iii) having other violations of laws and regulations that have a material adverse impact on his/her position in the Target Company or have a material adverse impact on the Target Company’s operations and development.

6.1.21

Insurance. The Target Company and other Group Members have purchased insurance consistent with general commercial practices in connection with their daily business operations in accordance with their business operations needs; to the knowledge of the Target Company and NIO Parties, none of the Target Company and other Group Members has taken action which may result in the invalidity of such insurance policies or increase of premium rates or would have a material adverse effect on the Group Members, nor is there any pending claim against such insurance policies which would have a material adverse effect on the Group Members,.

6.1.22

Anti-Corruption and Anti-Commercial Bribery. Except as has been disclosed to the Investor in writing, the Target Company and other Group Members have not engaged in any conduct that violates the legislations on corruption and bribery under the relevant Anti-Bribery Laws (as defined below), and have not received any allegation from a competent authority of competent jurisdiction that (i) the Target Company or the other Group Members; (ii) any employee, officer, director, shareholder of the Target Company or other Group Members; or (iii) any other person who is lawfully authorized to act on behalf of the Target Company or other Group Members, for a breach or threatened breach of any anti-corruption and anti-bribery laws that results in the Target Company or other Group Members incurring, or being likely to incur, any material liability under the anti-corruption and anti-bribery laws.

6.1.23

Data Compliance. The Target Company and other Group Members comply with applicable regulatory requirements for the protection of personal data in material respects and have taken measures in their business operations to enable the Target Company and other Group Members to comply with the principles and requirements set out in the applicable laws with respect to the collection, processing, use, sharing and external provision of personal data. To the knowledge of the Target Company and the NIO Parties, there is no leakage of personal data, use of personal data beyond the scope of use or authorization, to the extent that it would have a material adverse effect on the Target Company or other Group members.

6.1.24

Provision of Information. Prior to the Execution Date hereof, the Target Company and other Core Group Members have provided the Investors or the intermediaries engaged by the Investors with the originals or copies (in the case of copies, such copies are true copies) of all the

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material documents (“Due Diligence Documents”) (such as documents, agreements, certificates, instruments, permits and other written statements and reports) relating to the Core Group Members and their Affiliates as required by the Investors or the intermediaries engaged by the Investors for its legal, financial or commercial due diligence on the Core Group Members and their Affiliates to carry out the Transaction. The Due Diligence Documents are true, accurate and complete, and there is no material omission or misleading or false representation, information or material which could be reasonably expected to materially affect the decision made by the Investors on whether to proceed with the Transaction in accordance with this Agreement.

6.2

Representations and Warranties of the Investors. The Investors hereby severally but not jointly make the following representations, representations and warranties to the Target Company and the NIO Parties and ensures that each of the following representations, representations and warranties shall be true, complete and accurate as of the Execution Date hereof:

6.2.1

Organization and Permissions. It is a company or limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Its execution and delivery of this Agreement and the Transaction Documents to which it is a party, performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate actions for it  (if applicable), and it has obtained all approval, filing and appraisal procedures (including, without limitation, appraisal, examination, approval and filing in connection with state-owned investment) as required by the Laws and regulations of the PRC. This Agreement has been, and other Transaction Agreements to which it is a party will be, duly executed and delivered by it, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes, and other Transaction Agreements to which it is a party will upon its execution constitute, its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, unless otherwise provided in this Agreement.

6.2.2

No Conflicts. Its execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party do not and will not (i) violate, conflict with, or result in a default under, if applicable, its articles of association or similar constitutional documents, (ii) violate or conflict with any Law or Governmental Order applicable to it, or (iii) violate, conflict with, constitute a default under, or constitute a default under, any

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document or arrangement to which it is a party, including any note, bond, mortgage, contract, agreement, lease, sublease, license, permit or franchise, which will have an adverse effect on its ability to perform its obligations under this Agreement or other Transaction Documents or consummate the transactions contemplated hereby or thereby.

6.2.3

No Claim. There is no outstanding claim by or against the Investors or its Affiliates which may affect the legality, validity or enforceability of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

6.2.4	Own funds. The Investors have sufficient internal funds to pay the Capital Increase Price.

7INDEMNIFICATION UNDERTAKINGS

7.1	Indemnity Covenant regarding Breach of Agreement
7.1.1

If the Investors incur any losses due to breach of any provisions of this Agreement by any one or more Parties other than the Investors or breach of any statements, warranties and representations under Article 6 hereof, the NIO Parties shall indemnify the Investors and bear joint and several liability for such indemnification. In particular, if such losses are caused expressly by the reason attributable to one or more Parties, such liabilities shall be borne by the Party or Parties causing such losses, and the other NIO Parties shall remain jointly and severally liable for such liabilities.

7.1.2

Subject to Article 7.1 hereof, if the Target Company or other Group Members incur any losses or their assets are impaired due to the breach of any provisions of this Agreement or the breach of any terms of the statements, representations and warranties under Article 6 hereof, the loss of the Investors shall be calculated in proportion to their then actual capital contribution to the Target Company.

7.1.3

The Investors shall indemnify the Target Company, other Group Members or the NIO Parties against any losses incurred by the Target Company, other Group Members or the NIO Parties due to any breach of any provisions of this Agreement by the Investors or the breach of any provisions of the statements, representations and warranties under Article 6 hereof.

7.2

Indemnification Undertaking for Special Matters: The Parties further agree that, if the Target Company and other Group Members incur any losses, costs or expenses (“Special Losses”) due to the following matters,  and the Target Company and other Group Members have failed to disclose such matters to the Investors in the disclosure letter set forth in Exhibit 4 (unless otherwise provided

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in this Agreement), upon written request by the Investors,  the NIO Parties shall pay the Target Company or other Group Members an amount equal to the Special Losses in cash within ten (10) business days from the date on which the Investors give a written notice so as to restore the Target Company or other Group Members to the status as if such matters have not occurred:

7.2.1

Any tax compliance issues (including but not limited to tax declaration and payment issues, individual income tax withholding issues, tax preference issues and financial subsidy issues) of the Group Members prior to the Closing Date, which cause the Group Members to be ordered to pay any outstanding taxes, refund the financial subsidies, pay the overdue fines and be imposed on administrative penalty by the competent governmental departments, or cause the Group Members to incur other losses;

7.2.2

Any compliance issues of the social insurance and housing funds of the Group Members before the Closing Date, and the labor contract disputes or other labor disputes that may exist between the Group Members and the employees, which result in the Group Members being ordered to pay any outstanding social insurance and the housing funds, pay the overdue fines, and be fined or subject to the administrative penalties by the competent governmental departments, or cause the Group Members to incur other losses;

7.2.3

Any other possible compliance issues of the Group Members prior to the Closing Date, resulting in the Group Members being ordered to pay overdue fine, fines or administrative penalties by the competent governmental departments, or cause the Group Members to incur other losses, and the aforesaid circumstances have caused the material obstacles to the Qualified IPO of the Target Company;

7.2.4

Any material or document submitted by the NIO Parties or the Group Members to any Governmental Authority prior to the Closing Date is untrue, inaccurate or incomplete, as a result of which the Group Members are required by relevant governmental Authorities to pay overdue fine, penalty or administrative penalty and such circumstances have caused the material obstacle to the Qualified IPO of the Target Company;

7.2.5

The entitlement to any tax preference or financial subsidy is attributed in whole or in part to any irregular method, act, omission, fraud or circumvention, and the tax preference or financial subsidy is required to be refunded;

7.2.6

Any asset losses incurred by the Group Members or any claims, demands or claims made by any other party against the Group Members due to any dispute and encumbrance in the title of any assets of the Group Members, which violates applicable laws and regulations;

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7.2.7	Loss caused by product quality problems of Group Members in excess of RMB 100 million, either individually or cumulatively within a continuous period of twelve (12) months;
7.2.8	Group Members assume any responsibility, obligation or punishment for violating applicable laws and regulations before the Closing Date;
7.2.9

Any losses, expenditures, expenses, asset impairments, fines or encumbrances suffered by the Investors or Group Members, due to fines, litigation, arbitration and other disputes of any of Group Members which exceed RMB 100 million either individually or cumulatively within a continuous period of twelve (12) months, and are not disclosed by the NIO Parties and/or the Group Members;

7.2.10

Regardless of whether disclosure has been made to the Investors, the Target Company and other Group Members are subject to any administrative or criminal penalties due to insufficient capital contribution, false capital contribution or withdrawal of capital contribution and/or other legal defects on the part of the NIO Parties;

7.2.11

Regardless of whether disclosure has been made to the Investors, the Target Company and other Group Members suffer any compensation, asset impairment, fine or other losses (and the amount of asset impairment and/or other losses exceeds RMB 100 million) due to the securities class action matters relating to NIO Inc. and/or the actual controller; and

7.2.12	Any of NIO Parties or the Target Company violates Article 2.4 hereof and cause losses to the Investors.

8POST CLOSING OBLIGATION

8.1

After the Closing, the Target Company and the NIO Parties undertake that, during the performance of this Agreement, they shall have the obligation to promptly, completely and accurately disclose to the Investors, the directors or the supervisors appointed by the Investors with respect to their breaches of the representations, warranties and covenants hereunder.

8.2

Unless acting in accordance with the Transaction Documents or with the prior written consent of the Investors, the Target Company and the NIO Parties covenant that the Target Company and other Group Members will at all times:

8.2.1

Carry out operations in the ordinary course, and maintain its normal business partnership with customers to ensure that the goodwill and operations of the Group Members will not suffer from the Material Adverse Effect after the Closing Date;

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8.2.2	To regulate the related-party transactions, and none of the Affiliates of the Group Members shall infringe upon the interests of the Group Members through related-party transactions and dealings;
8.2.3	Perform executed contracts, agreements or other documents relating to the assets and business of the Group Members in a timely manner;
8.2.4

Guarantee that the Target Company and other Group Members will continue to operate legally, and obtain and maintain the governmental approval documents and other permits and consents necessary for their production and operation;

8.2.5

Guarantee that Target Company and other Group Members obtain and maintain the authorizations and licenses required for their business operations in terms of intellectual property rights or other rights, and ensure that no material adverse impact is caused to the Qualified IPO due to the infringement of any third party's intellectual property rights or other legitimate rights and interests; and

8.2.6	Promptly notify the Investor in writing of any event, fact, condition, change or other circumstances that have had or may have Material Adverse Effect on the Target Company or other Group Members.
8.3

The Target Company and NIO Parties hereby warrant that the Target Company shall engage intermediaries for listing on the A-share market in the PRC before December 31, 2025, and submit a preliminary plan for the perfection of listing matters for discussion to the board of directors within twelve (12) months after such engagement.

8.4

The Target Company and NIO Parties hereby warrant that, in accordance with the applicable laws and regulations, the requirements of the regulatory authorities or the listing review authorities at that time, if an evaluation and re-examination of the non-monetary contributions made by NIO Parties to the Target Company are required, the Target Company shall evaluate and re-examine the value of the non-monetary contributions made by NIO Parties at the time of contribution and/or NIO Parties shall take measures to regulate such matter in accordance with the applicable laws and regulations and the relevant regulatory requirements for the Qualified IPO at that time.

8.5

The Target Company shall complete the overall change from a limited liability company to a company limited by shares (the “Share Reform”) by December 31, 2026 (or such other date as agreed by Series A Investors (as defined in the Shareholders Agreement) and Anhui High-tech Co.), and the completion date of the Share Reform shall be determined by the date on which the Target Company obtains the business license of the Company as a company limited by shares issued by the competent AMR.

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8.6

The NIO Parties and the Target Company shall ensure that the related-party transactions between the Group Members as one party and their Affiliates as the other party (including but not limited to the research and development commissioned by NIO USA, Inc. and related entities, sale of products and technology license between relevant persons including Anhui NIO Zhijia Technology Co., Ltd. and Jiangsu Weiran Automobile Technology Co., Ltd.) are fair, reasonable and necessary. The NIO Parties and the Target Company shall ensure that if there is any key intellectual property related to the Main Business of the Target Company and other Group Members that is created in the related-party transactions, the ownership arrangement of such key intellectual property  shall be in line with the fairness and reasonableness principle, and the NIO Parties and the Target Company shall ensure that related-party transactions regarding any key intellectual property related to the Main Business of the Target Company and other Group Members in the related-party transaction will not have material impact on the Qualified IPO of the Target Company in China's A-share market. If necessary, rectification shall be carried out in line with relevant requirements of the issuance and listing review authority to ensure that the Target Company's Qualified IPO can be conducted smoothly.

8.7

The Target Company and the NIO Parties hereby warrant that the Target Company will complete the relevant matters within the time required by the intermediaries for listing, in accordance with the requirements of A-share market in the PRC and the opinions of the intermediaries for listing, to ensure that the Target Company complies with the requirements of the A-share market at that time in terms of independence and other aspects. The relevant matters includes, but is not limited to: (i) adjusting the appointment of directors and senior management of the NIO Parties and the Target Company to ensure the personnel independence of the Target Company; (ii) adjusting the entities, business, and assets (if necessary) included in the listing group companies, with the specific plan and pricing mechanism to be reviewed and approved by the board of directors in accordance with the Shareholders Agreement (for the avoidance of doubt, the transactions involved in the plan to adjust the scope of the listing group companies should be considered as a package transaction for the cumulative calculation of the amount and to go through the corresponding review procedures, and shall not evade the review by splitting and other means). In particular, before adjusting the entities included in the listing group companies, if Group Members need to use the relevant intellectual property rights owned by affiliated entities beyond the group companies, they should ensure that the Group Members have the full and unrestricted right to use such intellectual property rights.

8.8

The NIO Parties hereby undertake to promptly notify the Investors if any existing securities class action lawsuits against the NIO Inc. and/or the actual controller may have a material adverse effect on the Group Members. In the event that the NIO Parties and/or the actual controller are involved in any litigation, arbitration, administrative penalties, injunctions, or other events that may have a material

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adverse effect on the Target Company and other Group Members, the NIO Parties shall also promptly notify the Investors after the occurrence of such events.

8.9

The Target Company and the NIO Parties undertake to procure the Existing Shareholders to ensure that they have completed their internal approval procedures regarding the historical equity changes of the Target Company, and will obtain the compliance confirmation from the relevant state-owned asset supervision authority as required (if necessary) according to the opinions of the intermediaries for listing.

8.10

The Target Company and the NIO Parties undertake to procure the Existing Shareholders and the Investors to ensure that they agree to take the necessary actions and cooperate with the Target Company and the NIO Parties in carrying out matters related to the Target Company’s Qualified IPO as advised by the intermediaries for listing, including but not limited to, cooperating with the Target Company to complete the Share Reform, rectify any normative issues required by the intermediaries for the listing at that time, and complete other related matters required to meet the relevant regulatory requirements for the Target Company’s Qualified IPO.

8.11

The Target Company and the NIO Parties hereby undertake to deal with the redemption commitments related matters made by the Target Company to the minority shareholders of its subsidiaries according to the opinions of the intermediaries for listing, ensuring that they do not have a material adverse effect on the Qualified IPO.

8.12

The Target Company and the NIO Parties undertake to perfect other normative issues (if any) according to the opinions of the intermediaries for listing to ensure that Group Members continue to comply with the provisions of relevant laws and regulations and the requirements for Qualified IPO in all material aspects.

9TRANSACTION EXPENSES

9.1

For the purpose of this Transaction, the lawyers, accountants and other intermediaries engaged by the Investors shall carry out comprehensive business, legal and financial due diligence on the assets, business and other aspects of the Group Members at the expense of the Investors.

9.2

Unless otherwise specified in this Agreement or other Transaction Documents, each of the Target Company,  the NIO Parties and the Investors shall be solely responsible for all transaction expenses and taxes and fees incurred by it as a result of the Transaction.

10CONFIDENTIALITY

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10.1

Unless with the prior written consent of the other Parties or as otherwise provided by this Agreement and Laws, none of the Parties shall, whether directly or indirectly, disclose, use, or permit its directors, employees, representatives, agents, consultants and counsels to disclose or use, the following Confidential Information:

10.1.1	Existence of the Transaction Documents and information relevant to this Transaction;
10.1.2	Any discussions between the Parties regarding the execution and performance of this Agreement, the terms and conditions of this Agreement or any other information relating to this Transaction;
10.1.3

Any confidential or proprietary information relating to the other Parties or their Affiliates obtained by any Party in the course of the negotiation of the Transaction with the other Parties or the performance of this Agreement.

10.2	The Parties shall be exempted from the confidentiality obligations hereunder in the following circumstances:
10.2.1

Any confidential information may be disclosed to the officers, representatives, agents, consultants, counsels and other persons who need to know such confidential information for the purpose of participation of any Party in this Transaction. Subject to such disclosure, such officers, representatives, agents, consultants, counsels and other persons shall be obliged to keep the Confidential Information confidential equivalent to the Confidential Information hereunder; and

10.2.2

If any Confidential Information has entered the public domain through no fault of any Party, such Party shall no longer be subject to the confidentiality obligations with respect to such Confidential Information;

10.2.3

The relevant information that has been publicly disclosed or that has been disclosed according to the laws, regulations and/or the requirements of the securities regulatory departments, stock exchanges and the administrative organs that have handled the record-filing or examination and approval.

10.3

The Parties hereto mutually agree that any breach of the confidentiality obligation hereunder by any Party shall constitute a breach by such Party and the non- breaching Party shall have the right to request the breaching Party to bear liabilities for breach of contract and initiate legal proceedings to request the cessation of such breach or the adoption of other remedies so as to prevent further breach.

10.4	The confidentiality obligation set forth in this article shall not be terminated by termination of this Agreement.

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11FORCE MAJEURE

11.1

If a Party encounters earthquake, typhoon, flood, fire, military action, strike, riot, war or other unforeseeable Force Majeure Event beyond the reasonable control of such Party (each, a “Force Majeure Event”) and materially impedes its performance of this Agreement, such Party shall immediately notify the other Parties without undue delay, and provide the other Parties with detailed information and documentary evidence in respect of such event to explain the reason for its inability to perform or delay in performing all or part of the obligations hereunder within fifteen (15) days after the notice is given. The Parties shall consult with each other to seek and implement a solution acceptable to both Parties.

11.2

If an Force Majeure Event occurs, the Party affected by such event shall not be responsible for any damage, increased costs or losses which any of the other Parties may sustain by reason of the failure or delay of performance of its obligations under this Agreement and such failure or delay of performance of this Agreement shall not be deemed a breach of this Agreement. The Party encountering the Force Majeure Event shall take appropriate means to minimize or mitigate the effect of the Force Majeure Event and, as soon as practicably possible, attempt to resume performance of the obligation delayed or prevented by the Force Majeure Event; otherwise, the Party encountering the Force Majeure Event shall not be entitled to claim delay or relief for its obligations to the extent of the impact.

11.3

In the event that an Force Majeure Event or the effect thereof prevents one or all Parties from performing all or part of its or their obligations under this Agreement for more than three (3) months, the party not affected by the Force Majeure Event shall have the right to request termination of this Agreement, release of part of its or their obligations under this Agreement, or delay the performance of this Agreement.

12GOVERNING LAW AND DISPUTE RESOLUTION

12.1

The formation of this Agreement, its validity, interpretation, implementation and resolution of any disputes arising hereunder shall be governed by and construed in accordance with the laws of the PRC.

12.2

All disputes arising from the implementation of this Agreement or in connection with this Agreement shall be resolved by the Parties through friendly consultation. Any dispute that cannot be resolved through consultation within thirty (30) days after the occurrence of such dispute, any Party shall have the right to submit the dispute to the China International Economic and Trade Arbitration Commission located in Beijing for arbitration in accordance with its arbitration rules then in

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effect. The arbitration tribunal shall consist of three (3) arbitrators to be appointed in accordance with the arbitration rules. The applicant shall appoint one (1) arbitrator, the respondent shall appoint one (1) arbitrator, and the third (3rd) arbitrator shall be appointed by the first two arbitrators through consultation or appointed by the China International Economic and Trade Arbitration Commission. If any party among the joint applicants or joint respondents fails to jointly appoint an arbitrator, it does not prevent the other party from appointing an arbitrator. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding on all Parties.

12.3

During the period when a Dispute is being resolved, the Parties shall continue to have their respective rights and perform their obligations under this Agreement other than those involved in the Dispute.

13EFFECTIVENESS, MODIFICATION AND TERMINATION

13.1

Unless otherwise provided hereunder, this Agreement shall become effective upon signature/seal by the legal representative or authorized representative of each Party and affixation of company seal by each Party.

13.2

Provisions relating to the relevant rights and obligations of Jianheng New Energy Fund shall become legally binding on Jianheng New Energy Fund upon the approval of the Transaction by the competent decision-making authority of Jianheng New Energy Fund. Provisions relating to the relevant rights and obligations of Anhui High-tech Co. and/or its designated investment entity shall become legally binding on Anhui High-tech Co. and/or its designated investment entity upon the approval of the Transaction by the competent decision-making authority of Anhui High-tech Co. and/or its designated investment entity. Provisions relating to the relevant rights and obligations of SDIC and/or its designated investment entity shall become legally binding on SDIC and/or its designated investment entity upon the approval of the Transaction by the competent decision-making authority of SDIC and/or its designated investment entity.

13.3

If Jianheng New Energy Fund, Anhui High-tech Co. and/or its designated investment entity and SDIC and/or its designated investment entity request to make change to this Agreement in connection with the procedures to obtain approval by their competent decision-making authorities, the Parties agree to enter into a supplement hereto. If there is any inconsistency, such supplement shall prevail.

13.4	This Agreement may be amended or modified by the Parties through mutual consultation. Any amendment or modification shall be made in writing and become effective upon execution by the Parties hereto.

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13.5

If any term of this Agreement is found, held or deemed to be illegal, invalid or unenforceable by an arbitral body, judicial authority or administrative authority, the validity, legality and enforceability of the remaining terms shall not be affected or impaired thereby. The Parties agree to amend this Agreement or execute a supplementary agreement appropriately as the case may be through consultation in good faith to restore the original intent of this Agreement and the rights or obligations enjoyed or performed by the Parties as originally set forth herein.

13.6

If relevant terms hereof are amended due to change of relevant laws, regulations or policies or as required by governmental Authorities, the Parties shall use their respective best efforts to unanimously accept such amendment and enter into relevant agreements to restore and confirm the rights or obligations that shall be enjoyed or performed by the Parties hereunder in compliance with the requirements of relevant laws, regulations or policies.

13.7	This Agreement may be terminated by the following means:
13.7.1	The Parties agree to terminate this Agreement in writing and determine the termination effective date;
13.7.2

Prior to the Closing Date, the Investors shall have the right to terminate this Agreement by giving a written notice to the other Parties in the event of the occurrence of any of the following circumstances and shall specify the effective date of such termination in the notice:

(1)	The statements, representations or warranties of the Target Company or the NIO Parties are untrue or have omission in material aspects;
(2)

The Target Company or any NIO Party breaches any covenant, statement, representation, warranty, covenant or any other obligation hereunder, and fails to take effective remedies satisfactory to the Investors within twenty (20) business days after the Investor gives a written notice of such breach;

(3)

If this Capital Increase and Equity Contribution fail to be completed within sixty (60) business days as from the Execution Date hereof or another date agreed by the Parties through consultation (which is the later of the AMR Re-registration Completion Date and the Closing Date), because any of the Investor’s closing conditions is proved to be unfulfilled or not waived by the Investors.

13.8	Effect of Termination.
13.8.1	After this Agreement is terminated in accordance with the above Article 13.5.1, unless otherwise agreed upon by the Parties, each Party

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hereto shall refund the considerations received from the other Parties hereunder based on the principles of fairness, reasonableness, honesty and credibility and try to restore to the status prior to the execution of this Agreement.

13.8.2

If any of the Investors terminates this Agreement in accordance with the above Article 13.7.2, and if such Investor has paid the capital increase price to the Target Company then, the Target Company shall return all paid-in capital increase price in full to the Investor and pay the Investor interest calculated at the interest rate of 7.5% per year (compounded annually). Such interest shall accrue from the actual payment date of each installment of the Capital Increase Price. If such interest cannot make up all losses incurred by such Investor, the Target Company shall make up the same to the Investor. The NIO Parties shall bear joint and several liability for the return of the above Capital Increase Price and interest accrued thereon, and the guarantee period is two years from the expiration date of the performance period of the guaranteed principal debt.

13.8.3

After termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate. The termination of this Agreement shall not affect the non-defaulting party’s right to request the defaulting party to pay liquidated damages and compensate for losses.

14NOTICES AND DELIVERY

14.1

During the term of this Agreement, if the performance of this Agreement is affected due to the change of laws, regulations and policies, or due to any Party’s loss of its qualification and/or ability to perform this Agreement, such Party shall assume the obligation to notify the other Parties within a reasonable period of time.

14.2

The Parties agree that any notice relating to this Agreement shall only be effective if it is delivered in writing. Delivery in written forms include but are not limited to delivery by courier, mail and email. Any such notice shall be deemed to have been delivered: (a) by courier or personal delivery, on the date it is received by the recipient; (b) by registered or certified mail, seven (7) business days after it is sent; and (c) by e-mail, immediately after the e-mail is successfully sent. Notices shall be deemed effectively given to the following places or to the following e-mail boxes:

Jianheng New Energy Fund

Contact: ZHOU Yu

Mailing Address: [***]

Contact No.: [***]

Email: [***]

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SDIC

Contact: DU Shuo

Mailing Address: [***]

Contact No.: [***]

Email: [***]

Anhui High-tech Co.

Contact: ZHANG Youpeng

Mailing Address: [***]

Contact No.: [***]

Email: [***]

NIO Parties

Contact: QU Yu

Mailing Address: [***]

Contact No.: [***]

Email: [***]

The Company

Contact: QU Yu

Mailing Address: [***]

Contact No.: [***]

Email: [***]

14.3

If any Party changes the above mailing address or contact information (the “Changing Party”), it shall notify the other Party within seven (7) days after the occurrence of such change. If the Changing Party fails to notify the other Party of the same in a timely manner, it shall bear the losses arising from such failure.

14.4

All Parties hereby confirm that, in the event of litigation or arbitration arising from disputes during or in connection with the performance of this Agreement (including enforcement procedures), the above mailing address shall serve as the receiving address for relevant notices and legal documents sent by mail to the other Parties, people’s courts, arbitration institutions, etc. If the above mailing address provided by a Party is inaccurate, the change of the above mailing address is not promptly notified to the other Parties, or such Party or its designated recipient refuses to sign for the delivery of the notice or relevant legal documents, resulting in such notice or relevant legal documents not being actually received by such Party, the date on which such documents are returned shall be deemed as the date of service.

15MISCELLANEOUS

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15.1

This Agreement, other Transaction Documents and the exhibits attached hereto shall constitute the entire agreement of the Parties with respect to this Transaction and supersede any prior agreement, letter of intent, memorandum of understanding, representations or other obligations (whether written or oral, including various forms of communication) of the Parties with respect to this Transaction and this Agreement (including amended or modified agreements or amendments thereto, and the other Transaction Documents) contains the only and entire agreement of the Parties with respect to the matters hereunder.

15.2	The Exhibits hereto shall be an integral part of this Agreement and shall be supplemental to and have the same legal effect as the text hereof.
15.3

Subject to the relevant provisions under this Agreement and the Shareholders Agreement, Investors shall have the right to transfer all or part of their rights, interests and obligations under this Agreement to their Affiliates or third parties agreed by the NIO Parties. The relevant transferee shall acknowledge and agree to the entire contents of this Agreement, and shall re-sign this agreement with other Parties or sign relevant supplementary agreements or joinder agreements to confirm their rights and obligations. Regarding the aforementioned transfer, the other Parties to this Agreement hereby waive their rights of first refusal and any other priority rights that they may have in accordance with applicable PRC laws, this Agreement, the Shareholders Agreement, Target Company's Articles of Association, or any other cause.

15.4

The Investors’ implementation of this Transaction does not authorize its use of any trademark, trade name, service mark or logo (or any abbreviation or imitation thereof, including, without limitation, “SDIC”, “SDIC Merchants”,  “Advanced Manufacturing Industry Fund”, “Anhui High-tech Co.” and “Hefei Construction Co.”) of the Investors or their Affiliates. Without the prior written consent of the Investors, the Target Company and the other Group Members, the NIO Parties and its Affiliates shall not directly or indirectly represent that any product or service provided by them has been approved or acknowledged by the Investors or their Affiliates. Any publicity, press releases, and announcements or other disclosures to the public regarding the Transaction involving the Investors shall be made with the prior consent and acknowledgement of the Investors, provided that such disclosures are in compliance with applicable laws and regulations.

15.5

Non-Solicitation of Employees. The Parties hereby covenant and agree that from the Closing until twenty four (24) months after the completion of the exit or termination of this Transaction, without the prior written consent of the other Party, neither Party nor its Affiliates shall directly or indirectly solicit, recruit, or attempt to solicit or recruit any current or former employee of the other Party or its Affiliates (the “Employer”), except in the following circumstances: (a) solicitation through general recruitment advertisements that are not targeted at such employee; (b) entrusting a headhunting firm or employment agency to

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recruit, provided that such entrusted agency has not accepted instructions from that Party to target the solicitation at such employee; (c) the employee has terminated his/her employment relationship with the Employer for more than twelve (12) months.

15.6

During the process of this Transaction, each Party hereto guarantees and promises to strictly adhere to the relevant laws and regulations on anti-bribery and anti-unfair competition (the “Anti-Bribery Laws”), and neither itself nor its employees, duly authorized representatives, or consultants shall directly or indirectly offer or promise to offer to any other Party or its employees, duly authorized representatives, consultants, or other entities any cash or cash equivalents, job opportunities, services, trade secrets, or other benefits that violate the Anti-Bribery Laws. If any Party hereto engages in any conduct that violates the Anti-Bribery Laws during the process of this Capital Increase, it shall be deemed to be in breach, and the other Parties hereto shall have the right to terminate the Transaction Documents and demand that the breaching Party bear the liability for breach.

15.7

For the purpose of providing the Investors with all the rights, powers and remedies granted hereunder, upon reasonable request of the Investors from time to time, the other Parties shall take all such further acts and actions or cause all such further acts and actions to be taken and execute or procure the execution of all such further documents.

15.8

If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the legality, validity and enforceability of the remainder of this Agreement shall not be affected. The Parties shall use their best reasonable efforts in order to substitute the invalid or unenforceable provision with a valid and enforceable substitute provision that comes as close as possible to the invalid or unenforceable provision in terms of its intended meaning and that ensures that the objectives of the invalid or unenforceable provision are as close as possible.

15.9

No failure or delay of any Party to exercise and/or enjoy its rights and/or benefits hereunder shall be deemed as a waiver of such rights and/or benefits, nor shall any partial exercise of such rights and/or benefits preclude any future exercise of such rights and/or benefits.

15.10

In the event that a separate agreement is required to be executed in accordance with the form provided by the governmental Authorities for the purpose of requesting a governmental authority to perform of a certain act in connection with the Transaction contemplated by this Agreement, this Agreement shall have full priority over the said separate agreement and such agreement may only be used to request performance of such specific act from the governmental authority and shall not be used to establish and prove the rights and obligations of the relevant Parties with respect to the matters stipulated by this Agreement.

15.11	Independence

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15.11.1

The Parties agree that each Investor shall have rights and obligations to them respectively in connection with this Agreement as the Investors and the obligations and liabilities of each Investor under this Agreement and other Transaction Documents shall be separate but not joint and several.

15.11.2

If any dispute arises between any of the Investors and any other Party in connection with the interpretation of this Agreement or other Transaction Documents, the rights and obligations of such Investor in connection with the matters referred to in this Agreement and other Transaction Documents to which the Investors relate shall be interpreted separately. The execution, effectiveness, performance, termination or dispute of this Agreement and the other Transaction Documents by an Investor will not have any adverse effect on the execution, effectiveness, performance, rescission and dispute of this Agreement and the other Parties.

15.11.3

The waiver of rights or termination of this Agreement by each Investor shall be valid only within the scope of rights and obligations of such Investor and shall not constitute a waiver of rights or termination of this Agreement by any other Party.

15.12	This Agreement is written in the Chinese language in eight (8) originals with the same legal effect. Each Party shall hold one (1) counterpart.

The Parties hereby execute this Agreement as of the date first written above.

[SIGNATURE PAGES FOLLOW]

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(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed in eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Hefei Jianheng New Energy Automobile Investment Fund Partnership (Limited Partnership

(Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

NIO Confidential

NIO China Series B Investment Agreement – Signature Page

(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed in eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CMG-SDIC Capital Management Co., Ltd.

(Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

NIO Confidential

NIO China Series B Investment Agreement – Signature Page

(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed in eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Anhui Provincial Emerging Industry Investment Co., Ltd.

(Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

NIO Confidential

NIO China Series B Investment Agreement – Signature Page

(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed in eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO Inc. (Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

NIO Confidential

NIO China Series B Investment Agreement – Signature Page

(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed in eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO Nextev Limited (Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

NIO Confidential

NIO China Series B Investment Agreement – Signature Page

(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed in eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO User Enterprise Limited (Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

NIO Confidential

NIO China Series B Investment Agreement – Signature Page

(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO Power Express Limited (Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

NIO Confidential

NIO China Series B Investment Agreement – Signature Page

(This is the Signature Page to the NIO China Series B Investment Agreement, this Agreement shall be executed in eight (8) originals)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NIO Holding Co., Ltd

(Company Chop)

By:/s/ Authorized Signatory
Name: Authorized Signatory
Title:

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NIO China Series B Investment Agreement – Signature Page